MJ HARVEST, INC. S-1 Registration No. 333-_____________________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MJ HARVEST, INC.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation or organization)

5090

(Primary Standard Industrial Classification Code Number)

82-3400471

(I.R.S. Employer Identification Number)

9205 West Russell Road, Suite 240, Las Vegas, NV 8913

954-519-3115

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

CT Corporation System

701 S. Carson Street, Suite 200

Carson City, NV 89701

888-724-9870

(Name, address, including zip code, and telephone number, including area code, of agent for service)

COPIES TO:

Gary R. Henrie, Esq.

General Delivery

Alpine, Wyoming 83128

307-200-9415

From time to time after this registration statement becomes effective.

(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☒

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (1)	Amount of registration fee
Common Stock, $0.001 par value	2,614,413	$ 0.80	$_______ 2,091,530	$__271.48

(1)                          The Registrant is registering for resale by the selling stockholders identified in the prospectus contained herein 2,614,413 shares of common stock. Pursuant to Rule 416 under the Securities Act of 1933, as amended, the shares of common stock registered hereby also include an indeterminate number of additional shares of common stock as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions. Pursuant to Rule 416 of the Securities Act, as amended, this registration statement shall be deemed to cover additional securities (i) to be offered or issued in connection with any provision of any securities purported to be registered hereby to be offered pursuant to terms that provide for a change in the amount of securities being offered or issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions and (ii) of the same class as the securities covered by this registration statement issued or issuable prior to completion of the distribution of the securities covered by this registration statement as a result of a split of, or a stock dividend paid with respect to, the registered securities.

(2)                          Estimated solely for purposes of calculating the registration fee under Rule 457 under the Securities Act, as amended. Our common stock is currently traded on the OTCBB. The price of $2.00 per share was the closing price on the OTCBB on October 1, 2019. Selling security holders may sell their shares through public or private transactions at market prices prevailing at the time of sale, at fixed prices, or at negotiated prices, as determined in the sole discretion of the selling security holders.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

YOU MAY RELY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR SALE OF COMMON STOCK MEANS THAT INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AFTER THE DATE OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SHARES OF THE COMMON STOCK IN ANY CIRCUMSTANCES UNDER WHICH THE OFFER OR SOLICITATION IS UNLAWFUL.

2,614,413 SHARES

MJ HARVEST, INC.

PROSPECTUS

, 2019

Until , 2019, all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the SEC is effective. This prospectus is not an offer to sell and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated ______________, 2019

PROSPECTUS

2,614,413 shares of common stock

MJ HARVEST, INC.

This prospectus relates to the resale of Common Shares which were issued by MJ HARVEST, INC., a Nevada corporation (“we” or the “Company”) in previous private placement transactions, by the selling security holders named herein under “Selling Shareholders.” We will not receive any proceeds from the resale of these Common Shares.

The Selling Shareholders may offer all or part of the shares for resale from time to time through public or private transactions, at a price that they determine based on prevailing market prices or privately negotiated prices. The timing and amount of any sale are within the sole discretion of the selling security holders, The Company is paying for all registration, listing and qualification fees, printing fees and legal fees.

Our Common Shares are quoted on OTC Market’s “OTC Pink” tier under the ticker symbol “MJHI.” We are applying to have our common stock quoted on the OTCQB-tier of OTC Markets.

Investing in the common stock involves risks. MJ HARVEST, INC., currently has limited operations, limited income, and limited assets, is in unsound financial condition, and you should not invest unless you can afford to lose your entire investment. See “Risk Factors” beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is ________________, 2019

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus on Form S-1 of MJ Harvest, Inc., a Nevada corporation (the "Company"), contains "forward-looking statements," as defined in the United States Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as "may", "will", "should", "could", "expects", "plans", "intends", "anticipates", believes", "estimates", "predicts" or "continue", which list is not meant to be all-inclusive and other such negative terms and comparable technology. These forward-looking statements, include, without limitation, statements about market opportunity, strategies, competition, expected activities and expenditures as we pursue business our plan, and the adequacy of available cash reserves. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Actual results may differ materially from the predictions discussed in these forward-looking statements. The economic environment within which we operate could materially affect actual results. Additional factors that could materially affect these forward-looking statements and/or predictions include among other things: (i)product demand, market and customer acceptance of any or all of the Company's products, equipment and other goods, (ii) ability to obtain financing to expand its operations, (iii) ability to attract qualified personnel, (iv) competition pricing and development difficulties, (v) ability to locate operators in the agricultural sector that desire our services, (vi) the growth of the cannabis industry, (vii) the legal framework surrounding the cannabis industry, (viii) the adequacy of capital reserves and liquidity including, but not limited to, access to additional borrowing capacity, (ix) and general industry and market conditions and growth rates, unexpected natural disasters, and other factors, which we have little or no control: and any other factors discussed in the Company's filings with the Securities and Exchange Commission ("SEC").

This list of factors that may affect future performance and the accuracy of forward-looking statements are illustrative but not exhaustive. Accordingly, all forward-looking statements should be evaluated with an understanding of their inherent uncertainty.

Except as required by law, we assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

PROSPECTUS SUMMARY

You should read the following summary together with the more detailed information and the financial statements appearing elsewhere in this Prospectus. Unless the context indicates or suggests otherwise, references to “we,” “our,” “us,” the “Company,” or the “Registrant” refer to MJ HARVEST, INC., a Nevada corporation.

MJ HARVEST, INC.

The Company acquires, develops and markets products and technologies that benefit customers engaged in agriculture and horticulture. Currently, the Company has acquired the intellecutal property and rights to manufacture and sell 5-gallon and 20-liter debudder bucket lids used in harvesting buds from plants, including hemp and cannabis, and a straight edge debudder for mounting on flat surfaces. The debudder products are branded under the name “Original 420.” The debudder lid products are patent pending.

The Company is now reviewing a number of other products, opportunities and technologies that align well with the Original 420 Brand Debudder Lid. Efforts are underway to acquire additional products and technologies, build marketing capabilities and distribution channels for hemp and cannabis industry related products. The Company started ramping sales up late in 2018 and this effort will continue in 2019. In this regard, the Company recently entered into an agreement with several international distributors to distribute the Debudder products in Europe, South America, North America, and Australia. Each distributor selected is a significant wholesaler of agricultural and/or horticultural products and services in their respective markets. We are establishing distributors to serve as regional hubs for sub-distributors and direct to consumer sales with product on hand for rapid shipment.

The Company also launched www.ProCannaGro.com, the Company’s website for product distribution and sales in the United States, Europe, Australia and South America. The Company also recently launched www.ProCannaGor.ca for sales and product distribution in Canada. The ProCannaGro websites will serve as the portals for the expanding product offerings envisioned by the Company. The websites, and others to be added later for Mexico and other global regions, will serve as the platform for direct to consumer marketing of the world’s best harvest and cultivation tools worldwide. The Company will fill orders through authorized distributors and local shops where our customers are located.

Strategy: The Company’s strategy is twofold. We seek small independent inventors and operators that have interesting and viable products and we acquire a controlling interest in those products. The initial product line (the debudder product) was acquired late in 2017 and is now being sold to an international customer list. Sales are expected to ramp up significantly in calendar year 2019 with additional growth forecast over the next three years. Management anticipates that each acquisition will be structured to provide the Company with a controlling interest in the product or technology acquired while leaving the inventor or operator with a significant financial stake in the success of the product or technology. Each acquisition will be structured to be accretive to revenue and earnings on a consolidated basis. We also offer distribution to existing independent inventors and operators that already have viable products with early stage traction in our markets, who are looking to expand sales, grow their brand, and/or reach new international markets. Through these distribution arrangements, we are able to build our product portfolio, attract additional customers and build the ProCannaGro brand.

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Applying this model to a wide range of agricultural products will allow the combined business to achieve economies of scale and efficiencies unavailable to the small inventor/operator. Procannagro.com will enable our customers to obtain access to a wide range of products in a one-stop shopping experience. Additional economies of scale will come from available accounting, human resources, marketing, and sales skill sets that will be highly evolved inside of the MJ Harvest business framework

Currently, we do not have the money or funding to achieve the above goals and we will not be able to achieve our goals unless we are successful in obtaining additional funding, likely through sales of our securities, all which may serve to dilute the ownership position of our current and future shareholders.

Corporate Information

We were originally incorporated under the name Healthguard International Marketing Corp., in the State of Nevada on August 15, 2002. During 2002, Ryozanpaku International Ltd.’s (A Japanese Gaming Company) board of directors acquired voting control over Healthguard International Marketing Corp and renamed the Company Ryozanpaku International Inc. for the primary purpose of acquiring and developing gaming properties in northern California. The Company never achieved its gaming objectives and was later taken into receivership by the shareholders to gain management control from Ryozanpaku International Ltd.

On September 20, 2011, the Company made a complete change of its board of directors along with a change in control of the Company by issuing a new control block of common shares with the approval of the court appointed custodian. On October 24, 2011, the shareholders approved the name change to EM Energy, Inc. (“EM” or the “Company”), along with a 1 for 10 reverse split in the outstanding common stock of the Company and at that time, refocused its operations from gaming towards opportunities in the energy field within the United States and other potential business plans of operation.

In late 2017, the Company pivoted its operations from energy to product marketing and sales with a focus on the agricultural industry. The Company acquired a 51% interest in G4 Products LLC on November 17, 2017 and has commenced sales of the Debudder product line marketed under the Original 420 Brand and used in the cannabis harvest process.

In September 2018, the Company filed a Notification of Change with FINRA regarding a name change of EM Energy, Inc. to MJ Harvest, Inc. and a corresponding request to change the stock symbol of the Company to MJHI. The Company filed amended and restated articles of incorporation with the Nevada Secretary of State to reflect the change on September 28, 2018.The Notification of Change became effective with FINRA on October 1, 2018 and the stock began trading under the new symbol MJHI in the OTC Pink Market on October 2, 2018. For consistency in reporting, the Company is using the name MJ Harvest, Inc. for all purposes, including the preparation of these financial statements even though the name change did not become effective until after the end of the quarter ended August 31, 2018.

These changes were effected in order to make our corporate name and ticker symbol better align with our short-term and long-term business focus, which in the short-term is to build a portfolio of products that are useful to farmers and horticulturists in growing a range of products, including hemp and cannabis. In this process, we hope to position the company to take advantage of the growing popularity of the hemp, CBD, and cannabis space.

Our corporate offices are located at 9205 W. Russell Rd., Suite 240, Las Vegas, NV 89139, telephone number 954-519-3115.

Our website is located at www.mjharvestincinc.com. Information contained on or accessible through our website is not, and should not be considered, part of, or incorporated by reference into, this prospectus.

SUMMARY OF THE OFFERING

Common Shares offered by Selling Security Holders	2,614,413 Common Shares
Common Shares outstanding before offering	19,191,740 Common Shares as of the date hereof.
Common Shares outstanding after offering	19,191,740 Common Shares.
Use of proceeds	We will not receive any proceeds from the sale of shares by the Selling Security Holders.
OTC Markets Trading Symbol	MJHI
Risk Factors	The Common Shares offered hereby involve a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors”.

Summary Financial Information

The tables and information below are derived from the Company's audited consolidated financial statements as of May 31, 2019 and 2018.

Balance Sheet Summary	May 31, 2019	May 31, 2018

Cash	$13,592	$3,277
Intangible assets	150,000	328,137
Total assets	250,387	361,101
Total current liabilities	15,915	15,668
Total equity (deficit)	(432,357)	163,539
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Statements of Operations Summary	May 31, 2019	May 31, 2018

Revenue	$72,654	$1,520
Total operating expenses	1,004,598	733,489
Net loss from operations	(956,541)	(732,305)
Net loss per common share – basic and diluted	(0.053)	(0.047)

RISK FACTORS

We have a limited operating history and historical financial information upon which you may evaluate our performance.

You should consider, among other factors, our prospects for success in light of the risks and uncertainties encountered by companies that, like us, are in their early stages of development. We may not successfully address these risks and uncertainties, we may not successfully build our product portfolio, or we may not successfully ramp up sales of the products in our product portfolio. If we fail in any of these endeavors, it could materially harm our business and impair the value of our common stock. Even if we accomplish these objectives, we may not generate the positive cash flows or profits we anticipate in the future. We were incorporated in the State of Nevada on August 15, 2002. From 2003 until 2013, we were owned and controlled by a group of Japanese investors that initially attempted to develop a Japanese gaming opportunity and later allowed the company to become dormant. In 2013, a group of existing shareholders took legal action to oust the Japanese group and reorganized the company as an energy exploration company, with limited results. In 2017, the Company reorganized again, and the Board of Directors adopted the present business plan of building a portfolio of agricultural and horticultural products and to date, has not generated significant sales revenues or operating cash flows. Unanticipated problems, expenses and delays are frequently encountered in establishing a new business and developing new products. These include, but are not limited to, inadequate funding, unforeseen transactional issues in acquiring products, lack of consumer acceptance, competition, additional product development, and inadequate sales and marketing. The failure by us to meet any of these conditions will have a materially adverse effect upon us and may force us to reduce or curtail operations. No assurance can be given that we can or will ever operate profitably.

We may not be able to meet our future capital needs.

To date, we have not generated any significant revenue and we have limited cash liquidity and capital resources. Our future capital requirements will depend on many factors, including the progress and results of our efforts to build our product portfolio, our ability to develop and market products, cash flow from operations, and competing market developments. We will need additional capital in the near future. Any equity financings will result in dilution to our then-existing stockholders. Although we currently do not have any debt financing, any sources of debt financing in the future may result in a high interest expense. Any financing, if available, may be on unfavorable terms. If adequate funds are not obtained, we will be required to reduce or curtail operations.

If we cannot obtain additional funding, our product development efforts may be reduced or discontinued, and we may not be able to continue operations.

We have historically experienced negative cash flows from operations since our inception and we expect the negative cash flows from operations to continue for the foreseeable future. Unless and until we are able to generate revenues, we expect such losses to continue for the foreseeable future. As discussed in our financial statements, there exists substantial doubt regarding our ability to continue as a going concern.

Research and development efforts are highly dependent on the amount of cash and cash equivalents on hand combined with our ability to raise additional capital to support our future operations through one or more methods, including but not limited to, issuing additional equity or debt.

In addition, we may also raise additional capital through additional equity offerings. While we will continue to explore these potential opportunities, there can be no assurances that we will be successful in raising sufficient capital on terms acceptable to us, or at all. Based on our current projections, we believe we have insufficient cash on hand to meet our obligations as they become due based on current assumptions. The uncertainties surrounding our future cash inflows have raised substantial doubt regarding our ability to continue as a going concern.

Any disruption and/or instability in economic conditions and capital markets could adversely affect our ability to access the capital markets, and thus adversely affect our business and liquidity.

Economic conditions and issues with the financial markets have had, and will continue to have, a negative impact on our ability to access the capital markets, and thus have a negative impact on our business and liquidity. The shortage of liquidity and credit combined with the substantial losses in worldwide equity markets could lead to an extended worldwide recession. We may face significant challenges if conditions in the capital markets do not improve. Our ability to access the capital markets has been and continues to be severely restricted at a time when we need to access such markets, which could have a negative impact on our business plans. Even if we are able to raise capital, it may not be at a price or on terms that are favorable to us. We cannot predict the occurrence of future disruptions or how long the current conditions may continue.

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Our proposed business is at least partially dependent on laws pertaining to the cannabis industry.

Continued development of the cannabis industry is dependent upon continued legislative authorization of marijuana at the state level. Any number of factors could slow or halt progress in this area. Further, progress for the industry, while encouraging, is not assured. While there may be ample public support for legislative action, numerous factors impact the legislative process. Any one of these factors could slow or halt use of marijuana, which would negatively impact our business.

As of the end of January 2019, 33 states and the District of Columbia allow its citizens to use medical marijuana and 10 states have passed legislation legalizing recreational use of marijuana. These state laws are in conflict with the Federal Controlled Substances Act, which makes marijuana use and possession illegal on a national level. The prior administration (President Obama) effectively stated that it is not an efficient use of resources to direct law federal law enforcement agencies to prosecute those lawfully abiding by state-designated laws allowing the use and distribution of medical marijuana. However, the Trump administration has indicated the potential for stricter enforcement of the marijuana industry at the federal level, but to date there has been very little in terms of action. There is no guarantee that the Trump administration or future administrations will maintain the low-priority enforcement of federal laws in the marijuana industry that was adopted by the Obama administration. The Trump administration or any new administration that follows could change this policy and decide to enforce the federal laws strongly. Any such change in the federal government’s enforcement of current federal laws could cause significant financial damage to our business and our shareholders.

Further, and while we do not intend to harvest, distribute or sell cannabis, if we sell products, including our DeBudder product line to growers of cannabis, we could be deemed to be participating in marijuana cultivation, which remains illegal under federal law, and exposes us to potential criminal liability, with the additional risk that our properties could be subject to civil forfeiture proceedings.

The cannabis industry faces strong opposition.

It is believed by many that large well-funded businesses may have a strong economic opposition to the cannabis industry. We believe that the pharmaceutical industry clearly does not want to cede control of any product that could generate significant revenue. For example, medical cannabis will likely adversely impact the existing market for the current “marijuana pill” sold by mainstream pharmaceutical companies. Further, the medical cannabis industry could face a material threat from the pharmaceutical industry, should cannabis displace other drugs or encroach upon the pharmaceutical industry’s products. The pharmaceutical industry is well funded with a strong and experienced lobby that eclipses the funding of the medical cannabis movement. Any inroads the pharmaceutical industry could make in halting or impeding the cannabis industry could have a detrimental impact on our proposed business.

Cannabis remains illegal under Federal law.

Cannabis is a schedule-I controlled substance and is illegal under federal law. Even in those states in which the use of cannabis has been legalized, its production and use remains a violation of federal law. Since federal law criminalizing the use of cannabis preempts state laws that legalize its use, strict enforcement of federal law regarding marijuana would likely result in our inability to proceed with our business plan.

Laws and regulations affecting the medical cannabis industry are constantly changing, which could detrimentally affect our proposed operations.

Local, state and federal medical cannabis laws and regulations are broad in scope and subject to evolving interpretations, which could require us to incur substantial costs associated with compliance or alter our business plan. In addition, violations of these laws, or allegations of such violations, could disrupt our business and result in a material adverse effect on our operations. In addition, it is possible that regulations may be enacted in the future that will be directly applicable to our proposed business. We cannot predict the nature of any future laws, regulations, interpretations or applications, nor can we determine what effect additional governmental regulations or administrative policies and procedures, when and if promulgated, could have on our business.

If we are unable to recruit and retain qualified personnel, our business could be harmed.

Our growth and success is highly depend on our ability to attract and retain qualified personnel. Competition in the industry could cause us difficulty in recruiting or retaining a sufficient number of qualified technical personnel, which could harm our ability to develop new products. Also, the fact cannabis remains illegal at the federal level may dissuade qualified personnel from working in the cannabis industry, thus limiting the pool of qualified individuals to run our business. If we are unable to attract and retain necessary key talents, it would harm our ability to develop competitive product and retain good customers and could adversely affect our business and operating results.

We may be unable to adequately protect our proprietary rights.

Our ability to compete partly depends on the superiority, uniqueness and value of our intellectual property. To protect our proprietary rights, we will rely on a combination of patent, copyright and trade secret laws, confidentiality agreements with our employees and third parties, and protective contractual provisions. Despite these efforts, any of the following occurrences may reduce the value of our intellectual property:

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●	Our applications for patents relating to our business may not be granted and, if granted, may be challenged or invalidated;
●	Issued patents may not provide us with any competitive advantages;
●	Our efforts to protect our intellectual property rights may not be effective in preventing misappropriation of our technology;
●	Our efforts may not prevent the development and design by others of products or technologies similar to or competitive with, or superior to those we develop;
●	Another party may obtain a blocking patent and we would need to either obtain a license or design around the patent in order to continue to offer the contested feature or service in our products; or
●	The fact cannabis is illegal at the federal level may impact our ability to secure patents from the United States Patent and Trademark Office, and other intellectual property protections may not be available to us.

We may become involved in lawsuits to protect or enforce our patents that would be expensive and time consuming.

In order to protect or enforce our patent rights, we may initiate patent litigation against third parties. In addition, we may become subject to interference or opposition proceedings conducted in patent and trademark offices to determine the priority and patentability of inventions. The defense of intellectual property rights, including patent rights through lawsuits, interference or opposition proceedings, and other legal and administrative proceedings, would be costly and divert our technical and management personnel from their normal responsibilities. An adverse determination of any litigation or defense proceedings could put our pending patent applications at risk of not being issued.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. For example, during the course of this kind of litigation, confidential information may be inadvertently disclosed in the form of documents or testimony in connection with discovery requests, depositions or trial testimony. This disclosure could have a material adverse effect on our business and our financial results.

The Selling Shareholders may sell their shares of common stock in the open market, which may cause our stock price to decline.

The Selling Shareholders may sell the shares of common stock being registered in this offering in the public market. That means that up to 2,614,413 shares of common stock, the number of shares being registered in this offering, may be sold in the public market. Such sales will likely cause our stock price to decline.

Sale of our common stock by the Selling Shareholders could encourage short sales by third parties, which could contribute to the further decline of our stock price.

The significant downward pressure on the price of our common stock caused by the sale of material amounts of common stock could encourage short sales by third parties. Such an event could place further downward pressure on the price of our common stock.

Our common stock has been thinly traded and we cannot predict the extent to which a trading market will develop.

Our common stock is traded on the OTC Markets’ “Pink Current Information” tier. Our common stock is thinly traded compared to larger more widely known companies. Thinly traded common stock can be more volatile than common stock trading in an active public market. We cannot predict the extent to which an active public market for our common stock will develop or be sustained after this offering.

Because we are subject to the “penny stock” rules, the level of trading activity in our stock may be reduced.

Our common stock is traded on the OTC Markets’ “Pink Current Information” tier. Broker-dealer practices in connection with transactions in “penny stocks” are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks, like shares of our common stock, generally are equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on NASDAQ. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, broker-dealers who sell these securities to persons other than established customers and “accredited investors” must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. Consequently, these requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security subject to the penny stock rules, and investors in our common stock may find it difficult to sell their shares.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the Selling Shareholders. We will not receive any proceeds from the sale of shares of common stock in this offering.

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SELLING SHAREHOLDERS

The Selling Shareholders may offer from time to time up to an aggregate of 2,614,413 shares of our Common Stock.

Except as otherwise provided, the following table sets forth certain information with respect to the beneficial ownership of our common stock including the names of the Selling Shareholders, the number of shares of our Common Stock owned beneficially by the Selling Shareholders as of September 20, 2019, the number of shares of Common Stock being offered by each selling stockholder hereby, and the number and percentage of shares of Common Stock that will be owned by each selling stockholder following the completion of this offering. Total outstanding shares for purposes of computing the percentages in the table was 19,191,740.

SELLING SHAREHOLDER TABLE
Shareholder	Note	Shares of Common Stock Owned Prior to the Offering	Shares of Common Stock to be Offered for the Selling Shareholder's Account	Shares of Common Stock to be owned by the Selling Shareholder After the Offering	Percent of Common Stock to be Owned by the Selling Shareholder After the Offering
4 POINT LAKE LLC	1	11,820	11,820	-	0.00%
AJZ ASSOCIATES LLC	2	1,540	1,540	-	0.00%
MICHAEL AJZENMAN		100,000	30,000	70,000	0.37%
ROBIN AMES		330	330	-	0.00%
MONTE ANDERSON		4	4	-	0.00%
GEOFFREY BAILE		150	150	-	0.00%
COLIN BASTON		210	210	-	0.00%
ALFRED BEESLEY		600	600	-	0.00%
RAYMOND E BEHM		23	23	-	0.00%
BURDETTE J BERNTSON		100	100	-	0.00%
CRYSTAL G BERNTSON		100	100	-	0.00%
JIM BERRY		2	2	-	0.00%
PATRICK BILTON	3	2,339,734	233,973	2,105,761	10.99%
SALON LLC	3	500,000	30,000	470,000	2.45%
SAMANTHA BILTON	3	50,000	30,000	20,000	0.10%
SAWYER BILTON	3	50,000	30,000	20,000	0.10%
SHAWNA BILTON	3	50,000	30,000	20,000	0.10%
TONY BRANDLIN		20,000	20,000	-	0.00%
JOHN E BRENNAN		180,000	30,000	150,000	0.78%
NICK BUNICK		16	16	-	0.00%
ALAN BUTCHER		1,000	1,000	-	0.00%
CADUCEUS PARTNERS LLC	4	20,635	20,635	-	0.00%
CAN-AM ROOFING (1993) LTD	5	12,288	12,288	-	0.00%
JOANNE D CASE		100	100	-	0.00%
ROY CONSTABLE		100	100	-	0.00%
JERRY CORNWELL	6	3,483,578	347,024	3,136,554	16.36%
RONALD CROKE		130	130	-	0.00%
ROBERT G CROMPTON		47	47	-	0.00%
JUDY DASILVA		94,000	30,000	64,000	0.33%
JANET DAVIES		200	200	-	0.00%
RICHARD DAVIS		150,000	30,000	120,000	0.63%
ROBERT J DAVIS		1	1	-	0.00%
TERRY DUNNE		200,000	30,000	170,000	0.89%
EMERALD ROYALTY, INC	7	55,000	30,000	25,000	0.13%
EMPEROR GOLD CORP	8	6	6	-	0.00%
8

RICK FILLMAN		50,000	30,000	20,000	0.10%
THOMAS E FISH		51	51	-	0.00%
ROBERT FREDERICKSON		1	1	-	0.00%
STEVENS FRINK		4	4	-	0.00%
RONALD E FURROW		250,000	30,000	220,000	1.15%
STAN GABELEIN		4	4	-	0.00%
GARCOR REALTY	9	4	4	-	0.00%
LOIS L GARDINER		2	2	-	0.00%
LESTER E GOETZKE		100	100	-	0.00%
P E GOODWIN		18	18	-	0.00%
TOM VAN HALM		19	19	-	0.00%
MICHAEL HAMM		1	1	-	0.00%
JOHN HATFIELD		14	14	-	0.00%
ROGER HAWKEN		130	130	-	0.00%
JAMES HILL		400	400	-	0.00%
ERICKA J JOHNSTON		35,000	30,000	5,000	0.03%
ALAN JONES		150	150	-	0.00%
HARMESH JUTLE		100	100	-	0.00%
JAMES H KEIM		6	6	-	0.00%
ROBERT O KNUTSON		41	41	-	0.00%
FRANK A LANG		105	105	-	0.00%
KARL LARSON		50,000	30,000	20,000	0.10%
BREANNE LEITHMANN		27,000	27,000	-	0.00%
PETER LIND		3	3	-	0.00%
LARRY L LINDSTROM		6	6	-	0.00%
ROBERT M LINSMAYER		5	5	-	0.00%
LANDON LONG		30,000	30,000	-	0.00%
LR EXECUTIVE & BUSINESS COACHING CONSULTING, INC.	10	272,000	30,000	242,000	1.26%
M2K, LLC	11	750,000	75,000	675,000	3.52%
MARKET SOLUTIONS LLC	12	158,666	30,000	128,666	0.67%
STUART MARSHALL		420	420	-	0.00%
DARYL MATTHEWS		50,000	30,000	20,000	0.10%
JONATHAN M MCGEE		1,150,000	115,000	1,035,000	5.40%
WILLIAM F MCNAGNY		1	1	-	0.00%
JACK G MCNALL		3	3	-	0.00%
BRAD J MCNAUGHT		100	100	-	0.00%
KAREN G MCNAUGHT		100	100	-	0.00%
RICHARD MORRIS		2,100	2,100	-	0.00%
NEXIT INC	13	220,000	30,000	190,000	0.99%
ORIGINAL VENTURES INC	14	580,000	58,000	522,000	2.72%
JOANNE PATTERSON		100	100	-	0.00%
JENNIFER PHELPS		100	100	-	0.00%
MARK PILCHER		180	180	-	0.00%
R.A. MACTIRE & COMPANY	15	60,000	30,000	30,000	0.16%
NICK RAINIER		80,000	30,000	50,000	0.26%
ROBERT W RALEIGH JR		52,000	30,000	22,000	0.11%
9

BECKY S RICHARDSON		209	209	-	0.00%
STEPHEN ROAKE		29,256	29,256	-	0.00%
HARMESH ROOPRAI		100	100	-	0.00%
CARL SANKO		250,000	25,000	225,000	1.17%
PATRICK E SATY		7	7	-	0.00%
JAMES R SCHELTEMA		280,000	30,000	250,000	1.30%
GERALD W SIMONSON		100	100	-	0.00%
GORDON SMITH		675	675	-	0.00%
RONALD M STARK		30,000	30,000	-	0.00%
GLENN STELTING		33,000	30,000	3,000	0.02%
GORDON STELTING		100,000	30,000	70,000	0.37%
STEVEN WOHLWEND AND ASSOC.	16	1,480	1,480	-	0.00%
DAVID TOBIAS	17	6,175,733	617,573	5,558,160	29.00%
DIANE TOBIASSEN		33,000	30,000	3,000	0.02%
TP ACQUISITIONS, LLC	18	870,000	87,000	783,000	4.08%
TRUST FBO RYAN M. BRENNAN		50,000	30,000	20,000	0.10%
TRUST FBO SARAH BRENNAN		50,000	30,000	20,000	0.10%
BETTY TWEEDDALE		1	1	-	0.00%
VALERIE GOLD RESOURCES LTD	19	6	6	-	0.00%
LOUIS R VASSO		4	4	-	0.00%
LEE JAMES & HELEN C WAGNER		75,000	30,000	45,000	0.23%
ELONE U & E WALTER WEED JTTEN		1	1	-	0.00%
CHARLES WHEELER		1	1	-	0.00%

1.	4 Point Lake LLC is owned by Dean Kalivas
2.	AJZ Associates, LLC is owned by Michael Ajzenman
3.	Patrick Bilton, CEO and a Director of the Company, is the sole owner of Salon, Inc. Samantha, Sawyer, and Shawna Bilton are Patrick’s adult children.
4.	Of the aggregate shares listed as owned by Jerry Cornwell, 2,446,261 shares are registered in the name of XXX Enterprises LLC, a limited liability company solely owned by Mr. Cornwell. Mr. Cornwell is a Director of the Company.
5.	Caduceius Partners LLC is owned by Jim Wagner.
6.	Can-Am Roofing (1993) Ltd., is owned by Brian Bickerton.
7.	Emerald Royalty, Inc. is owned by R.A. MacTire which is owned by Randy Barsotti.
8.	Emperor Gold Corp. is owned by the Estate of Frank Lang.
9.	Garcor Realty is owned by the Estate of James Garland.
10.	LR Executive & Business Coaching and Consulting, Inc. is wholly owned by Lorena Rosario. Ms. Rosario provides consulting service to the Company.
11.	M2K LLC is owned by Ann M. Miller.
12.	Market Solutions, Inc. is wholly owned by Lou Viveros. Mr. Viveros has provided consulting services to the Company in the past.
13.	The shares registered to Nexit Inc. are controlled by its sole owner, Brad Herr, the Chief Financial Officer of the Company.
14.	Original Ventures, Inc. is controlled by Wade Atteberry. Mr. Atteberry is the inventor of the Debudder product which was acquired by the Company through the acquisition of G4 Products LLC.
15.	R.A. MacTire & Company is owned by Randy Barsotti.
16.	Steven Wohlwend & Associates is owned by Steven Wohlwend.
17.	David Tobias is a Director of the Company.
18.	TP Acquisitions LLC is owned by Stephen MacDonald.
19.	Valerie Gold Resources Ltd. is owned by the Estate of Frank Lang.

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None of the Selling Shareholders has, or within the past three years has had, any position, office or material relationship with us or any of our predecessors or affiliates, except as follows:

·	Patrick Bilton is our Chief Executive Officer, Secretary and a Director of the Company.
·	Jerry Cornwell is a Director of the Company.
·	Nexit, Inc., is solely owned by Brad E. Herr, our Chief Financial Officer.
·	David Tobias is a Director of the Company.

PLAN OF DISTRIBUTION

We are not offering any of the Selling Shareholders’ securities. The Selling Shareholders may offer all or part of the shares for resale from time to time through public or private transactions, at prices they determine based on prevailing market prices or privately negotiated prices. We will not receive any of the proceeds from any sale by the Selling Shareholders. The Selling Shareholders may sell or distribute their shares in transactions through underwriters, brokers, dealers or agents from time to time or through privately negotiated transactions, including in distributions to shareholders or partners or other persons affiliated with the Selling Shareholders. If a Selling Shareholder enters into an agreement after the date of this prospectus to sell their shares to a broker-dealer as a principal and that broker-dealer is acting as an underwriter, we will file a post-effective amendment to the registration statement containing this prospectus identifying the broker-dealer and disclosing required information on the plan of distribution. Additionally, prior to any involvement of any broker-dealer in the offering, such broker-dealer must seek and obtain clearance of the underwriting compensation and arrangements from the Financial Industry Regulatory Agency.

Penny Stock Rules / Section 15(g) of the Exchange Act

Our shares may be considered penny stock covered by Section 15(g) of the Securities Exchange Act of 1934, as amended, and Rules 15g-1 through 15g-6 promulgated thereunder. These Regulations impose additional sales practice requirements on broker/dealers who sell our securities to persons other than established customers and accredited investors who are generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 (including spouse's net worth and may include the fair market value of home furnishings and automobiles, but excluding from the calculation the value any primary residence and the related amount of any indebtedness on primary residence up to the fair market value of the primary residence (any indebtedness that exceeds the fair market value of the primary residence must be deducted from net worth calculation)) or annual income exceeding $200,000 or $300,000 jointly with their spouses.

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules. Rule 15g-2 declares unlawful broker/dealer transactions in penny stocks unless the broker/dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker/dealer to engage in a penny stock transaction unless the broker/dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker/dealers from completing penny stock transactions for a customer unless the broker/dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker/dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the salesperson’s compensation.

Rule 15g-6 requires broker/dealers selling penny stocks to provide their customers with monthly account statements.

Rule 15g-9 requires broker/dealers to approved the transaction for the customer’s account; obtain a written agreement from the customer setting forth the identity and quantity of the stock being purchased; obtain from the customer information regarding his investment experience; make a determination that the investment is suitable for the investor; deliver to the customer a written statement for the basis for the suitability determination and that it is unlawful to effect the transaction without written authorization for the transaction from the customer.

The application of the penny stock rules may affect your ability to resell your shares due to broker-dealer reluctance to undertake the above- described regulatory burdens.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 50,000,000 shares of common stock, par value $0.0001, and 5,000,000 shares of preferred stock, par value $0.0001. As of September 20, 2019, there are 19,191,740 shares of our common stock issued and outstanding, held by approximately 113 shareholders of record. There are no shares of our preferred stock outstanding as of the date of this filing.

Common Stock. Each shareholder of our common stock is entitled to a pro rata share of cash distributions made to shareholders, including dividend payments. The holders of our common stock are entitled to one vote for each share of record on all matters to be voted on by shareholders. There is no cumulative voting with respect to the election of our directors or any other matter. Therefore, the holders of more than 50% of the shares voted for the election of those directors can elect all of the directors. The holders of our common stock are entitled to receive dividends when and if declared by our Board of Directors from funds legally available therefore. Cash dividends are at the sole discretion of our Board of Directors. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of our liabilities and after provision has been made for each class of stock, if any, having any preference in relation to our common stock. Holders of shares of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to our common stock.

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Dividend Policy. We have never issued any dividends and do not expect to pay any stock dividend or any cash dividends on our common stock in the foreseeable future. We currently intend to retain our earnings, if any, for use in our business. Any dividends declared on our common stock in the future will be at the discretion of our Board of Directors and subject to any restrictions that may be imposed by our lenders.

Preferred Stock. We are authorized to issue 5,000,000 shares of preferred stock, par value $0.0001. We have not issued, nor established any series for, any of our preferred stock. Our preferred stock is “blank check preferred” whereby our Board of Directors may create a series of preferred stock and set the rights and preferences of such preferred stock, without further shareholder approval. The availability or issuance of preferred shares in the future could delay, defer, discourage or prevent a change in control.

INTEREST OF NAMED EXPERTS AND COUNSEL

The Law Offices of Gary R. Henrie serve as our legal counsel in connection with this offering. His mailing address is General Delivery, Alpine, Wyoming 83128. He is licensed to practice law in the states of Nevada and Utah. Mr. Henrie owns none of our securities.

DESCRIPTION OF BUSINESS

General

We are a development stage company currently focused on the building a portfolio of best in class products that can benefit farmers and hobbyists in their growing operations. Our first product line consists of the DeBudder Lids and EDGE. The Debudder is used to strip buds off of stems for a variety of plants, including hemp and cannabis. We are also building an international network of distributors that can service our customers with rapid deliveries of products stocked in country. Currently, we are actively seeking additional products to expand our portfolio and are adding international distributors as we find them. Our website is www.mjharvestincinc.com, and we market our products through our branded distribution website at www.procannagro.com.

In the short-term, management is focused on adding additional products to our product offerings through distribution agreements, licensing, and acquisition. We are primarily focused on agricultural implements, durable goods, and services that will benefit smaller growers of hemp and cannabis by making their growing operations more efficient. We are actively seeking access to new products through attendance at trade shows and industry events, word-of-mouth, cold calling when we learn of interesting new technologies, and referrals from our distributors and associates in the industry. While our current focus in on agricultural tools, soil additives, growing methods, and optimization techniques, we have also explored the potential for consumer products that are produced by the growers or third-party processors from the crops grown using our tools. We believe that there is an opportunity to build an affinity and level of trust with our customers and then expand that relationship into distribution of consumer products containing CBD (cannabidiol) oil, including balms, salves, oils, tinctures, and similar products. With the uncertainties surrounding the cannabis industry and limitations on products derived from Cannabis or containing THC, our focus will remain on CBD products derived from Hemp until such time as the legal status of cannabis is addressed at the federal level. In the meantime, we believe there are adequate product opportunities outside of the cannabis space that can be evaluated and licensed, acquired or distributed effectively and profitably through our existing web site and distribution network.

In the long-term, we intend to expand our focus beyond the hemp and cannabis agricultural product marketing niche to include hemp growing operations in Florida, a research laboratory, and an extraction processing operation. The timing for development of these expanded operations will depend on availability of cash flow. Management believes that our customer base for agricultural products will be actively engaged in growing operations and will need services to identify optimum strains of plants to obtain commercially acceptable qualities and yield of CBD oils for the diverse geographic locations in which we intend to sell our products. In addition, once the crops are grown, the Company expects that our customers will also need access to CBD extraction facilities to process the plants into the derivative elements that will be incorporated into the consumer products that the market demands. These needs by our customer base provide an opportunity to grow by providing our customers with more of what they need to generate revenues from their growing activities. If we can build our relationships with our tool and implement customers, and then expand to offer services and research on plants, resistance to insects by regions, which soil additives produce the best yields and other similar science-market based data, our existing customers will provide a ready base of demand for the new services and capabilities. Management believes that this will result in a lower cost of obtaining new customers for the new services and will give us a competitive advantage against companies offering only one or a small number of the capabilities, services and products we will offer.

Competition

At this point in our development, we believe our competitors are those companies that are acting as product aggregators and distributors of products similar to ours. To date, the hemp industry (primarily relating to CBD oils) and the cannabis industry, have been fragmented and chaotic with large numbers of small and medium sized companies attempting to develop products and then working to gain a toehold in the burgeoning market for those products. Products are currently offered on Amazon, E-Bay, and company specific web sites and the competition for consumer attention is extreme. A few larger companies have reached critical mass in terms of brand awareness and market reach, but these companies are focused on selling consumer-oriented products which utilize the CBD oils and other elements of the hemp and cannabis crops.

The direct competition for distribution of the “picks and shovels” needed by the small growers is significantly less congested. There are some retail offshoots from brick and mortar businesses like hydroponics shops that offer a range of tools and implements similar to the Company’s product offerings, and these businesses are likely to compete directly with the Company’s offerings. To date we are not aware of any large nationally recognized distributors of like products and we are attempting to position ourselves as a player at the national level. There are significant hurdles to accomplishing this objective, most significantly, availability of capital to build and maintain the online information needed for a comprehensive “one-stop-shop” offering. If we are unable to find the necessary capital to build our product lines and our online presence, we are likely to face increasing competition as other players enter the market. This could have a negative impact on our ability to grow our revenues and compete effectively in the future.

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Competitive Advantages

We believe our competitive advantage is derived from our ability to pursue opportunities when and where we find them without getting bogged down in the bureaucracy that a larger and more diverse business might face. As a small publicly traded company, we are able to move quickly, rapidly negotiate and document licensing and distribution agreements, and when appropriate, acquisitions. Upon completion of this registration statement, we expect that a more active trading market will develop for our shares and that will further enhance our ability to offer shares as part of the consideration package we can propose to the companies controlling attractive technologies, products and capabilities.

There are no assurances that we will be able to execute this business plan as stated, and if the capital we need is not available or we are unable to attract a sufficiently broad range of new products, our business may suffer.

Marketing

Currently, we market our business primarily through attendance at trade shows and keeping a very close eye on developments in the hemp and cannabis industries. When we identify an interesting prospect, our CEP reaches out personally to the management team of the prospect to see if there is a basis for furthering discussions. Our management team also has a long history in the industry and large networks of contacts that can provide word of mouth connections to other interesting prospects. Collectively, we believe we will be able to capitalize on these various connections to build a dynamic and broad-based business selling agricultural and horticultural tools and implements to our customers in the hemp and cannabis space. In the longer term, we intend to pay close attention to other needs of our customers and to meet those needs at the appropriate time with new offerings of products and services, including sales of hemp plant clones and CBD oil extraction services. If we can help our customers succeed and grow, the market for our products will continue to expand.

Manufacturing

We are not currently manufacturing any products in our own facilities. We rely on third party manufacturers for our production runs, and currently have relationships with third party companies for the manufacturing our products, primarily with Chinese companies. We are monitoring the China tariff situation closely and will take appropriate steps to find new contract manufacturing capabilities in other countries should the China tariffs cause a significant impact on our business. The molds used to manufacture our products were built by Eco Molding Co., Limited in Guandong, China. We do not currently have any outstanding contracts with Eco Molding for production of our product and have historically operated on the basis of purchase orders. Our last order for product was for 10,000 units of the Debudder Edge product and as of September 26, 2019, Eco Molding was holding 7,956 units pending our shipping instructions. We intend to ship the remaining product held by Eco Molding to the locations where product demand can be filled at lowest cost. When inventory levels reach the reorder point, we intend to place additional purchase orders with Eco Molding.

Intellectual Property

Currently, we have two design patents, and several foreign patents covering our debudder products. The United States Patent and Trademark Office (“USPTO”) issued our patents on October 8, 2019. Design Patent D862180 covers the original Debudder Bucket Lid, and Design Patent D862281 covers the Debudder Edge. Our business strategy will continue to focus on intellectual property protections when appropriate. As we research additional products to include in our product catalogue, we include an analysis of the level of protection that is available for such product as an element of our decision to pursue licensing or distribution of that product. Our preference is to license or distribute products that have intellectual property protections, either because of patent pending or patented status, or as a result of trade secrets.

Government Regulation

We do not intend to harvest, distribute or sell plant-based hemp or cannabis products unless or until they are legalized at the state and federal levels. Our current business model involves sales of tools and implements that are used in agricultural and horticultural applications for growing a variety of plants, including cannabis. If we knowingly sell our products to a cannabis grower, we could be deemed to be participating in marijuana cultivation, which remains illegal under federal law, and exposes us to potential criminal liability, with the additional risk that our properties could be subject to civil forfeiture proceedings.

As of August 2019, growing and processing hemp has been legalized at the federal level and at least six states have adopted regulations relating to the hemp industry, and at least 47 states have enacted legislation to establish industrial hemp cultivation and production programs. Thirty-three states and the District of Columbia allow its citizens to use medical marijuana. Voters in 10 additional states and the District of Columbia have legalized cannabis for adult recreational use. Other states are considering legalization, either for medical use or for both medical and recreational use. The state laws legalizing marijuana use are in conflict with the Federal Controlled Substances Act, which makes marijuana use and possession illegal on a national level. The prior administration (President Obama) effectively stated that it is not an efficient use of resources to direct law federal law enforcement agencies to prosecute those lawfully abiding by state-designated laws allowing the use and distribution of medical marijuana. However, the Trump administration has indicated the potential for stricter enforcement of the marijuana industry at the federal level, but to date there has been very little in terms of action. There is no guarantee that the Trump administration or future administrations will maintain the low-priority enforcement of federal laws in the marijuana industry that was adopted by the Obama administration. The Trump administration or any new administration that follows could change this policy and decide to enforce the federal laws strongly. Any such change in the federal government’s enforcement of current federal laws could cause significant financial damage to our business and our shareholders.

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We are not aware of other specific Governmental Regulations that impact our business. We do, however, utilize Chinese vendors for manufacturing a significant portion of the products we sell. To the extent that tariffs are imposed on imported goods manufactured in China, our pricing structure and acceptance in the marketplace may be affected. We currently stock our products through distributors in foreign countries when appropriate and ship direct from our manufacturer to the foreign distributor when such can be done at a cost savings. We will continue to explore ways that we can hold our costs down on the products we sell in order to minimize price sensitivity concerns with our customers.

Organization Within Last Five Years

We were originally incorporated under the name HealthGuard International Marketing Corporation, in the State of Nevada on August 15, 2002. At the time we operated under the name HealthGuard International Marketing Corporation, no business was conducted. In 2003, the Company entered into a reverse takeover transaction with a Japanese Investment Group engaged in the business of gaming. After completing the reverse takeover, the Japanese Investment Group failed to implement its business plan, and ceased having any contact with the shareholders of the Company. As a result, the Company was dormant until June 27, 2011 when Jerry Cornwell, our president and one of our Directors, took legal action to obtain the appointment of a custodian to regain control over the Corporation. On August 15, 2011, the Corporation held a meeting, with the Custodian acting on behalf of the Japanese shareholders and approved a private offering of a control block of stock to a new investor. On September 18, 2011 the District Court of Clark County, Nevada entered an order cancelling all of the shares issued to the Japanese Investment Group. The result of this action was to cede control of the Company to the new investor. In late September, the Company undertook a one for ten reverse stock split of its total shares outstanding, reorganized the Company under the name EM Energy, Inc., and began seeking oil and gas properties for development.

In late 2017, the Board reevaluated the oil and gas development efforts and elected to reorganize again to focus on distribution of agricultural and horticultural implements used by farmers and hobbyists around the world. The Company has acquired the rights to the DeBudder product line, including the DeBudder Bucket Lid and the DeBudder Edge, and continues to seek other products for distribution through its distributor relationship and its distribution web site located at www.procannagro.com. In 2018, the Company changed its name to MJ Harvest, Inc. and amended and restated its articles of incorporation to reflect the reorganized business direction. The Company also changed its stock symbol to MJHI (formerly RZPK).

These changes were affected in order to make our corporate name and ticker symbol better align with our short-term and long-term business focus. Our current, short-term goals will focus on building our product portfolio while we expand our product sales and build our distribution platform and brand under the www.procannagro.com website.

Our long-term plan is to acquire a hemp grow operation where we can use our products in a real world setting and provide concrete examples of the effectiveness of the tools to our customers. This step will also allow us to expand operations into biomass production, processing, and sale of products containing CBD from hemp (no or very low THC content). We are currently looking at alternatives to speed up this aspect of our business plan through acquisition of an existing grow operation, but to date, we have not found the right opportunity. Assuming that we achieve our long-term goal of developing or acquiring a hemp grow operation, we also believe that it will position us well should marijuana be legalized at the federal level or the regulatory climate changes to allow legal grow operations in the cannabis space. We can offer no assurances that we will be able to accomplish any portion of our long-range vision.

Employees

As of September 25, 2019, we had three employees which consisted of our three executive officers. Many of our activities are outsourced to consultants who provide services to us on a project basis. As business activities require and capital resources permit, we will hire additional employees to fulfill our company’s needs.

DESCRIPTION OF PROPERTY

Our company is based in Nevada with our mailing address at 9205 West Russell Road, Suite 240, Las Vegas Nevada 89139. In order to keep overhead to a minimum, we have staffed our business with independent contractors working out offices in diverse locations in the United States. We have contractors in Arizona, Florida, California, and Washington. We utilize technology to communicate effectively and control our business remotely. We also meet face-to-face periodically as needed for specific projects or actions. Accordingly, we do not lease or own any real property.

LEGAL PROCEEDINGS

In the ordinary course of business, we may, from time-to-time, be involved in pending or threatened legal actions, and it is possible that the resolution of such matters might have a material adverse effect upon our financial condition and/or results of operations. However, at this time, no litigation or proceeding is pending or threatened against us and management is not aware of any matter that would or could have a material adverse effect on our financial condition or results of operations.

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MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our stock is quoted on the OTC Markets’ “Pink Current Information” tier under the symbol “MJHI.” We are applying to have our common stock quoted on the OTCQB-tier of OTC Markets. We have 19,191,740 shares of our common stock outstanding as of September 20, 2019. The following table sets forth the high and low bid information for each quarter within the two most recent fiscal years as reported on Yahoo Finance. The information reflects prices between dealers, and does not include retail markup, markdown, or commission, and may not represent actual transactions.

Period	High	Low

Jun 1, 2017 through Aug 31, 2017	1.20	1.20
Sep 1, 2017 through Nov 30, 2017	1.20	1.10
Dec 1, 2017 through Feb 28, 2018	2.75	1.10
Mar 1, 2018 through May 31, 2018	1.45	1.25

Jun 1, 2018 through Aug 31, 2018	1.25	1.01
Sep 1, 2018 through Nov 30, 2018	18.25	1.01
Dec 1, 2018 through Feb 28, 2019	6.25	1.00
Mar 1, 2019 through May 31, 2019	7.00	4.00

During the fiscal year ended May 31, 2018, shares traded on 13 of that year’s trading days. An average of 800 shares per day traded on those 13 days. During the fiscal year ended May 31, 2019, shares traded on 136 of that year’s trading days. An average of 889 shares per day traded on those 136 days. On September 23, 2019, our stock closed at $1.99 with volume on that day of 500 shares.

The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. The Commission has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to a few exceptions which we do not meet. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith.

There are currently no outstanding options or warrants to purchase MJ HARVEST, INC. common stock. We do not have any convertible debentures outstanding that permit the holder to convert the outstanding obligation into shares of our common stock. The number of holders of record of shares of our common stock is one hundred thirteen (113). There have been no cash dividends declared on our common stock. Dividends are declared at the sole discretion of our Board of Directors. We have not adopted any stock option or stock bonus plans.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

This discussion and analysis should be read in conjunction with our financial statements included as part of this Registration Statement.

Business Overview

We are a development stage company currently focused on the building a portfolio of best in class products that can benefit farmers and hobbyists in their growing operations. Our first product line consists of the DeBudder Lids and EDGE. The Debudder is used to strip buds off of stems for a variety of plants, including hemp and cannabis. We are also building an international network of distributors that can service our customers with rapid deliveries of products stocked in country. Currently, we are actively seeking additional products to expand our portfolio and are adding international distributors as we find them.

Corporate Overview

The Company develops, acquires, and distributes agricultural and horticultural tools and implements for sale primarily to growers and operators in the hemp and cannabis space. In 2017, the Company acquired a 51% interest in G4 Products LLC, which owns the intellectual property for a manual debudder product line marketed under the Original 420 Brand as the Debudder Bucket Lid and Edge. The Company also organized AgroExports LLC to serve as the international distribution arm for sales of agricultural and horticultural tools and implements, and also created www.procannagro.com for online sales of its products.

In September 2018, the Company filed a Notification of Change with FINRA and OTC Markets to obtain approval of a name change to MJ Harvest, Inc. from EM Energy, Inc., and a change of trading symbol to MJHI from RZPK. Following approval of the change by FINRA and OTC Markets, the Company filed amended and restated articles of incorporation with the State of Nevada to reflect the name change with an effective date of September 18, 2018. These changes were made in order to align our corporate name and ticker symbol with our short-term and long-term business focus.

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On December 7, 2018, the Company acquired the remaining 49% of G4 Products LLC, making it a wholly owned subsidiary. On April 10, 2019, the Company formed AgroExports.CA ULC (“Agro Canada”), a wholly owned Canadian subsidiary in order to facilitate online payments in the Canadian Market. Sales in Canada are currently serviced through a fulfillment center in Toronto. The Company has also created www.procanngro.com as its marketing website allowing customers to access Company products online and obtain shipments from the Company’s international distributor best able to meet the order at the lowest cost.

Comparative results as of and for the Years Ended May 31, 2019 and 2018

Results of Operations

Summary of Results of Operations. Since the Company adopted its current business focus on sales of agricultural and horticultural implements to hemp and cannabis growers, the Company has incurred net losses from operations. During the period, the Company has acquired the debudder product line, built an international distributor network, established an online presence for marketing products, and incurred staffing, infrastructure and sales and marketing expenses intended to provide a solid base for growing operations in coming periods. This process took longer than anticipated. The Management team spent considerable time and effort in identifying, researching and negotiating with a number of candidates for acquisitions, with the expectation that one or more acquisitions could be completed in a timely manner prior to filing this Registration Statement to enhance our public company stature by initiating reporting under the Securities Exchange Act of 1934, as amended. These potential acquisitions did not come to fruition, primarily due to unrealistic valuations expected by the target opportunity management teams. As a result, management has stepped back from the acquisition focus and is now aggressively pursuing sales growth by increasing marketing of our existing products and expansion of our product lines through distribution agreements and product licensing. We will revisit the acquisition opportunities once the Company’s shares are more actively traded. In the meantime, management will focus on growing sales of the products we have.

Operating Loss; Net Loss. In the year ended May 31, 2019, the Company generated a net loss from operations of $956,541 compared to a net loss of $732,305 in the year ended May 31, 2018. The increase in net loss from operations is detailed below.

Revenue

We have limited revenues since our reorganization in November 2017. Prior to November 2017, we were an exploration stage oil and gas company that owned a number of potential drill sites. In late 2017, we changed our short-term and long-term business focus to the development, acquisition, and sales of agricultural and horticultural implements for growers in the hemp and cannabis sectors. Our revenues in the year ended May 31, 2019 increased to $72,654 from $1,520 in the year earlier period, and after taking cost of goods sold into account, generated $48,057 in gross margin during our 2019 fiscal year compared to $1,184 in 2018. Our operational energies in 2019 were focused on building the distribution network, establishing the distribution centers and logistics for international distribution of product, and building an online presence for selling our products. That effort is largely in place now and we expect to see an increase in sales in the coming periods.

Officer and Director Compensation Expenses

Officer and director compensation expenses decreased from $420,195 for the year ended May 31, 2018 to $358,842 for the year ended May 31, 2019. The decrease was primarily the result of normalization of the compensation cycle to reflect services rendered in the period. In the fiscal year ended May 31, 2018, the Company was early in its reorganization process and incurred additional officer and director compensation for efforts undertaken in the reorganization. In the year ended May 31, 2019, the management team was in place for the full year and operating according to the adopted business plan which reduced the complexity and scheduling of management tasks and provided clear lines of authority and tasks to be accomplished. This allowed a reduction in officer and director compensation expense.

General and Administrative Expenses

General and administrative expenses increased from $19,287 for the year ended May 31, 2018 to $84,227 for the year ended May 31, 2019, primarily due to increased travel costs associated with our efforts to acquire other companies. As noted above, the Company has slowed our acquisition efforts pending completion of this registration process.

Professional Fees

Our professional fees increased during the year ended May 31, 2019 compared to the year ended May 31, 2018. Our professional fees were $383,392 for the year ended May 31, 2019 and $294,007 for the year ended May 31, 2018. These fees are largely related to fees paid for legal and accounting services, along with compensation to independent contractors. The increase in 2019 was primarily the result of increased patent work associated with the debudder product line. We expect these fees to grow steadily as our business expands. In the event we undertake an unusual transaction, such as an acquisition, securities offering, or file a registration statement, we would expect these fees to substantially increase during that period.

Impairment of Intangible Assets

During the year ended May 31, 2019, we reported an impairment of intangible assets of $178,137, compared to $0 in the year ended May 31, 2018. The impairment of intellectual property in 2019 was partially related to our acquisition of the minority interest of G4 Products LLC in the year ended May 31, 2019, and the subsequent adjustment to the carrying value of the assets at year-end based on estimates of revenue, earning capacity expected future revenues. Sales of the products derived from the intangible assets were less than originally estimated and this triggered an analysis of the carrying value of the intangible assets at yearend 2019.

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Liquidity and Capital Resources

Introduction

During the years ended May 31, 2019 and 2018, because of our operating losses, we did not generate positive operating cash flows. Our cash on hand as of May 31, 2019 was $13,592 and our monthly cash flow burn rate was approximately $40,000. Our cash on hand and our ability to cover recurring cash flow operating expenses was primarily derived from proceeds of officer and director advances. Absent additional advances from our officers and directors, we currently do not believe we will be able to satisfy our cash needs from our revenues for the coming year.

Our current assets, total assets, current liabilities, and total liabilities as of May 31, 2019 and 2018, respectively, are as follows:

Our current assets increased by $51,924 to $78,988 as of May 31, 2019 as compared to May 31, 2018. The increase in our current assets between the two periods was attributable to increases in cash, accounts receivable and inventory on hand.

Our total assets decreased by $110,714 to $250,387 as of May 31, 2019 as compared to May 31, 2018. The decrease in our total assets between the two periods was primarily attributable to the impairment of our intangible asset in the period.

Our current liabilities were essentially unchanged between our fiscal years ending May 31, 2018 and 2019 total liabilities increased by $625,827 as of May 31, 2019 as compared to May 31, 2018. A large portion of this increase was due to $539,704 in advances from related parties, as well as increases in stock-based compensation. Advances from related parties are classified as long-term liabilities and are expected to be satisfied with issuance of common stock.

We currently have positive working capital, but our existing assets and revenue sources will not cover our current monthly negative cash flows from operations. In order to continue our operations at current levels, we will be required to raise significant capital from other sources. There is no assurance, however, that we will be successful in these efforts.

Cash Requirements

We had cash available as of May 31, 2019 of $13,592 and $3,277 on May 31, 2018. Based on our revenues, cash on hand and current monthly burn rate of approximately $40, we will need to continue borrowing from our shareholders and other related parties, and/or raise money from the sales of our securities, to fund operations.

Sources and Uses of Cash

Operations. We had net cash used in operating activities of $418,931 for the year ended May 31, 2019, as compared to $119,923 for the year ended May 31, 2018. During our fiscal year ending May 31, 2019, the net cash used in operating activities consisted primarily of our net loss of ($956,541), shares issued for services of $397,125, stock based compensation of $270,000, intellectual property impairment of $178,137, and ($33,138) cash used for purchases of inventory. In 2018, the net cash used in operating activities consisted primarily of our net loss of ($732,305), offset by $134,100 proceeds of advances from related parties, shares issued for compensation of $609,500, shares issued for cash of $45,000, and reduced for ($50,000) cash used for acquisition of G4.

Investing. We used $69,209 in the year ended May 31, 2019 to acquire an interest in G4 ($50,000) and to acquire fixed assets ($19,209). In the year ended May 31, 2018, we used $55,900 to acquire an interest in G4 ($50,000) and for deposits on fixed assets ($5,900).

Financing. Our net cash provided by financing activities for the year ended May 31, 2019 was $498,455, compared to $179,100 for the year ended May 31, 2018. For the period in 2019, our financing activities related to proceeds from related party advances of $498,455. For the period in 2018, our financing activities related to proceeds from related party advances of $134,100 and stock sales of $45,000.

Off Balance Sheet Arrangements

We have no off-balance sheet arrangements.

QUANTITATIVE AND QUALITATIVE DISCLOSURES

ABOUT MARKET RISK

We are exposed to market risks, which include interest rate changes in United States of America and commodity prices. We do not engage in financial transactions for trading or speculative purposes.

Interest Rate Risk. There may be interest charged on our accounts payable, as well as interest we charge on our accounts receivable, depending on their age. Typically, these interest rates are fixed and are not affected by changes in market interest rates. However, from time to time we may enter into debt transactions that have a variable interest rate which would leave us subject to interest rate fluctuations.

Commodity Prices. We are exposed to fluctuation in market prices for the raw materials necessary to manufacture the products we sell. To mitigate risk associated with increases in market prices and commodity availability, we will attempt to negotiate contracts with favorable terms directly with vendors. We do not believe we will enter into forward contracts or other market instruments as a means of achieving our objectives or minimizing our risk exposures on these materials.

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DIRECTORS, EXECUTIVE OFFICERS,

PROMOTERS, AND CONTROL PERSONS

The following table sets forth the names and ages of the current directors and executive officers of the Company, the principal offices and positions with the Company held by each person and the date such person became a director or executive officer of the Company. The executive officers of the Company are elected annually by the Board of Directors. The directors serve one-year terms until their successors are elected. The executive officers serve terms of one year or until their death, resignation or removal by the Board of Directors. There are no family relationships among any of the directors and officers.

Name	Age	Position	Incumbency Date
Patrick Bilton	58	Secretary and Director	11/3/2017
		Chief Executive Officer	1/1/2018
Brad Herr	65	Chief Financial Officer	3/24/2018
Jerry Cornwell	80	Director and President	9/20/2011
David Tobias	58	Director	11/3/2017

Patrick Bilton, CEO, Secretary and Director, age 58, manages our product development and product acquisition efforts and is focused on implementing our strategic business direction. Patrick joined MJ Harvest in 2017 and has been instrumental in establishing our existing operations while also seeking to expand our business as opportunities present themselves. Patrick sold his landscape services business in 2007 and after working with the new owners over a three-year transition period, has been since 2010 to the present, involved as a consultant in construction management, working primarily on luxury and high end residential real estate projects. Concurrently, Patrick has worked as a consultant with other public companies in their business development and merger and acquisition efforts, primarily focused on herbal and plant-based products and derivatives, including Cannabis Sativa, Inc. (symbol “CBDS”). Patrick brings a wealth of practical experience and a deep understanding of the requirements of growers of hemp and cannabis crops. With Patrick’s guidance, we are developing a portfolio of tools and implements that are used in growing and harvesting crops.

Brad Herr, CFO, age 65, manages our financial reporting functions, provides risk management oversight, and is a key member of the management team working closely with Patrick Bilton to evaluate and structure business opportunities as they arise. Brad is the sole owner of Nexit, Inc., a management services firm though which he offers business consulting services to the public, which he has been doing since ________. He also served as CFO to SponsorsOne, Inc., another publicly traded company with emerging business opportunities until April 30, 2019. Brad graduated from the University of Montana with a Bachelor of Science Degree in Business Accounting in 1977 and a Juris Doctorate in 1983. In 2005, Mr. Herr received an MBA from Gonzaga University. Brad practiced law for 13 years focusing primarily on business representation and securities law. Brad participated as legal counsel or principal in private and public offerings raising more than $75 million over his career. In 1996, Brad left the practice of law to pursue a career in business. Brad has served as CFO, COO, President and Board Member for a number of publicly traded and private companies over the last 23 years though other than as set forth herein, he holds no such positions at this time. Brad brings a diverse business development, accounting and legal background to his current positions.

 Jerry Cornwell, President and Director, age 80, is currently and has been since 1993, the managing member of two Investor Relations companies: XXX Enterprises, LLC dba Bristol Media, Ltd. and Valhalla Financial Group, LLC. The services provided to clients range from initial merger of Microcap OTC companies to NASDAQ listed companies. He was President and Chief Executive Officer of Pan Environmental Corporation from 1993 until 2000. For the prior ten years, he was a principal of Corn-Mill Enterprises, a business advisory firm involved in Mergers/Acquisitions and Capital funding. From 1974 to 1983 Mr. Cornwell was owner, President and Chief Executive Officer of J. A. Cornwell, Inc. a land reclamation and irrigation development firm, with annual revenues of $135 million. In 1982 the company was listed #7 on Inc 500 fastest growing Private Companies. In the past 30 years Mr. Cornwell has held positions as Director and/or Officer, on at least 10 other public companies, though other than as set forth herein, he does not hold any such positions at this time. He was elected to the Board of Directors by shareholders and appointed as President/CEO of the Company, then operating as Ryozanpaku International, Inc. on October 24, 2010. Jerry currently focuses on the building an active market for the Company’s shares and provides assistance in finding and evaluating business opportunities.

 David Tobias, Director, age 68, is serving as President of Wild Earth Naturals, Inc., a position he has held since May 2013. In addition, Mr. Tobias is serving as the CEO, president, secretary and director of Cannabis Sativa, Inc. (“CBDS”), a fully reporting company under the Securities Exchange Act of 1934. Mr. Tobias has been a director and officer of CBDS since July of 2013. He also served as the President of Hemp, Inc. from August 2011 to January 9, 2014. Prior to that, from October 2009 until May 2011, Mr. Tobias held the position of Vice President at Medical Marijuana Inc. where he was instrumental in bringing forward and culminating the merger between CannaBank and Medical Marijuana, Inc. Within the last five years, Mr. Tobias has also served as a member of the board of directors for Grow Capital, Inc. (“GRWC”). David’s experience with many aspects of the burgeoning marijuana trade in the United States allows him to focus on business development. His extensive contacts in the cannabis industry yield frequent business opportunities which David refers to Patrick and Brad for a detailed conceptual work-up.

Director Independence

Of our four directors, only one is an independent director, that being David Tobias. Our standard for being an independent director, is that the director is not an officer of the company, is not related to an officer or an non-independent director, and does not receive over $100,000 annually from the Company in compensation by way of consulting services or for any other reason.

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Code of Ethics

As of yet, the Company has not adopted a code of ethics. The Company expects to adopt a code of ethics prior to the time it is required to file reports pursuant to the Securities Exchange Act of 1934.

EXECUTIVE COMPENSATION

The Summary Compensation Table shows certain compensation information for services rendered as officers and directors for the fiscal years ended May 31, 2019 and 2018. The following information includes the dollar value of base salaries, and the number of shares of common stock granted and certain other compensation, if any, whether paid or deferred. No bonuses were paid to any officer or director in the periods presented, and the Company did not issue any non-equity incentive plan or option awards, or qualified or non-qualified deferred compensation. Cash and stock issued or accrued represents payments of independent contractor agreement compensation as described in “Certain Relationships and Related Party Transactions” below.

Year Ended May 31, 2019		Stock Issued		Accrued Compensation		Total
	Cash	Shares	Value	Shares	Value	Value
Patrick Bilton	$—	560,000	$140,000	80,000	$60,000	$200,000
David Tobias	—	—	—	—	—	—
Jerry Cornwell	—	—	—	—	—	—
Brad Herr	112,500	120,000	30,000	20,000	15,000	157,500
Total for officers and directors	$112,500	680,000	$170,000	100,000	$75,000	$357,500

Year Ending May 31. 2018		Stock Issued		Accrued Compensation		Total
	Cash	Shares	Value	Shares	Value	Value
Patrick Bilton	$—	1,070,000	$267,500	—	$—	$267,500
David Tobias	—	220,000	55,000	—	—	55,000
Jerry Cornwell	—	220,000	55,000	—	—	55,000
Brad Herr	—	60,000	15,000	—	—	15,000
Total for officers and directors	$—	1,570,000	$392,500	—	$—	$392,500

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

None

Compensation of Directors

Our directors received compensation for their services as directors during the fiscal years ended May 31, 2019 and 2018 as set forth in the preceding table. For our fiscal year ending May 31, 2020, the directors will receive compensation in shares of common stock at the rate of $5,000 per quarter. The number of shares issuable to the directors for the director fees may be adjusted from time to time to reflect the Company’s assessment of fair value of the shares being issued at the time of issuance.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

The following table sets forth, as of September 10, 2019, certain information with respect to our equity securities owned of record or beneficially by:

(1)	each Officer and Director of the Company; (ii) each person who owns beneficially more than 5% of each class of the Company’s outstanding equity securities; and (iii) all Directors and Executive Officers as a group.

(2)	Unless otherwise noted, the shares indicated are beneficially owned by the individuals listed.

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	Number of	Percentage of Total
Share Ownership on September 10, 2019	Shares Held	Outstanding
Patrick Bilton, CEO, Secretary and Director	2,159,334	11.3%
Jerry Cornwell, President and Director	3,483,578	18.2%
Brad Herr, CFO	220,000	1.2%
David Tobias, Director	6,175,733	32.4%
All Officers and Directors as a Group	12,038,645	63.1%

Total Shares Issued and Outstanding	19,088,407	100.0%

·	The shared listed for Jerry Cornwell are beneficially owned by him. A total of 1,037,317 are listed in his name and 2,446,261 are registered in the name of XXX Enterprises, LLC, and entity wholly owned by Mr. Cornwell
·	The shares listed for Brad Herr are beneficially owned by him and are registered in the name of Nexit, Inc., a corporation wholly owned by Mr. Herr.

The issuer is not aware of any person who owns of record, or is known to own beneficially, ten percent or more of the outstanding securities of any class of the issuer, other than as set forth above. The issuer is not aware of any person who controls the issuer as specified in Section 2(a)(1) of the 1940 Act. There are no classes of stock other than common stock issued or outstanding. The Company does not have an investment advisor.

There are no current arrangements which will result in a change in control.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Consulting Agreements

The Company has independent contractor agreements with each of its officers. These agreements are described below.

Patrick Bilton. The Company entered into an Independent Contractor Agreement with Patrick Bilton on February 26, 2019 with an effective date of January 1, 2019. The agreement provides for a consulting fee of $20,000 per month payable in common stock at the fair value of the shares on the dates of issuance. The compensation is payable quarterly, and management currently estimates that the fair value of the Company’s common stock is $0.25 per share. The term of the agreement is for one year. The services performed by Mr. Bilton pursuant to the Agreement include serving as the Company’s Chief Executive Officer. In this capacity, Mr. Bilton oversees all strategic and tactical functions, supervises all other contractors, and coordinates these activities under the direct oversight of the Board of Directors.

Brad Herr. The Company entered into an Independent Contractor Agreement with Patrick Bilton on February 28, 2019 with an effective date of January 1, 2019. The agreement provides for a consulting fee of $15,000 per month payable $10,000 per month in cash and $5,000 per month in common stock at the fair value of the shares on the dates of issuance. The stock compensation is payable quarterly, and management currently estimates that the fair value of the Company’s common stock is $0.25 per share. The term of the agreement is for one year. The services performed by Mr. Herr pursuant to the Agreement include serving as the Company’s Chief Financial Officer. In this capacity, Mr. Herr manages all accounting and financial statement preparation duties, and participates with the CEO on planning and direction, drafts agreements as needed, and prepares public company reports and coordinates these activities under the direct oversight of the CEO and the Board of Directors.

Long-Term Incentive Plans.

We do not provide its officers or employees with pension, stock appreciation rights, long-term incentive or other plans and has no intention of implementing any of these plans for the foreseeable future.

Employee Pension, Profit Sharing or other Retirement Plans.

We do not have a defined benefit, pension plan, profit sharing or other retirement plan, although it may adopt one or more of such plans in the future.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

FOR SECURITIES ACT LIABILITIES

Article 5 of our Articles of Incorporation provides that, to the fullest extent permitted by law, no director or officer shall be personally liable to the corporation or its shareholders for damages for breach of any duty owed to the corporation or its shareholders.

Article 6 of our Articles of Incorporation provides that, to the fullest extent permitted by the General Corporation Law of the State of Nevada we will indemnify our officers and directors from and against any and all expenses, liabilities, or other matters.

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Article IX of our Bylaws further addresses indemnification of our directors and officers and allows us to indemnify our directors in the event they meet certain criteria in terms of acting in good faith and in an official capacity within the scope of their duties, when such conduct leads them to be involved in a legal action.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the resale of shares of our common stock by the Selling Shareholders. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits filed therewith. For further information about us, our common stock and the Selling Shareholders, reference is made to the registration statement and the exhibits filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and in each instance we refer you to the copy of such contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits filed therewith may be inspected without charge at the public reference room maintained by the SEC, located at 100 F Street, NE, Washington, DC 20549, and copies of all or any part of the registration statement may be obtained from that office upon the payment of the fees prescribed by the SEC. Please call the SEC at 1-800- SEC-0330 for further information about the public reference room. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

Upon effectiveness of this registration statement, we will become subject to the information and periodic reporting requirements of the Exchange Act and, in accordance therewith, we will file periodic reports. Such periodic reports will be available for inspection and copying at the public reference room and website of the SEC referred to above.

EXPERTS

The financial statements of MJ HARVEST, INC. as of May 31, 2019 and May 31, 2018 and for the years ended May 31, 2019 and May 31, 2018, and the balance sheets of MJ HARVEST, INC. as of May 31, 2019 and May 31, 2018 have been included herein in reliance upon the reports of DeCoria, Maichel, and Teague, P.S., independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

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MJ HARVEST, INC.

Contents

Page

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	2

FINANCIAL STATEMENTS:

Consolidated balance sheets	4

Consolidated statements of operations	5

Consolidated statements of changes in stockholders’ equity (deficit)	6

Consolidated statements of cash flows	7

Notes to consolidated financial statements	8-19

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
of MJ Harvest, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of MJ Harvest, Inc. (“the Company”) as of May 31, 2019 and 2018, the related consolidated statements of operations, changes in stockholders’ equity (deficit) and cash flows for the years then ended, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of May 31, 2018 and 2019, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The Company’s ability to continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has an accumulated deficit through May 31, 2019 and has operating losses since its inception. These factors raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 1 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

F-2

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

DeCoria, Maichel & Teague P.S.

August 30, 2019

Spokane, Washington

We have served as the Company's auditor since 2016

F-3

MJ HARVEST, INC.

Consolidated Balance Sheets

May 31, 2019 and 2018

2019	2018
ASSETS
CURRENT ASSETS:
Cash	$13,592	$3,277
Accounts receivable	9,191	720
Inventory	56,205	23,067
Total current assets	78,988	27,064

Deposits	480	5,900
Fixed assets, net	20,919	-
Intangible assets	150,000	328,137

Total Assets	$250,387	$361,101

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable	$2,232	$15,468
Other current liabilities	13,683	200
Total current liabilities	15,915	15,668

Compensation payable in common stock	127,125	-
Advances from related parties	539,704	41,249
Total Liabilities	682,744	56,917

COMMITMENTS AND CONTINGENCIES (Note 4)

STOCKHOLDERS’ EQUITY (DEFICIT):
Preferred stock, par value $0.0001, 5,000,000 shares authorized,
no shares issued and outstanding	-	-
Common stock, $0.0001 par value per share, 50,000,000 shares authorized, 18,758,739 and 17,598,739 issued and outstanding,
respectively	1,876	1,760
Additional paid-in capital	1,784,486	1,418,227
Accumulated deficit	(2,218,719)	(1,256,448)
Stockholder's equity before non-controlling interest	Total stockholder's equity (deficit)	(432,357)	163,539
Non-controlling interest	-	140,645
Total Stockholders' Equity (Deficit)	(432,357)	304,184
Total Liabilities and Stockholders' Equity (Deficit)	$250,387	$361,101

The accompanying notes are an integral part of these consolidated financial statements.

F-4

MJ HARVEST, INC.

Consolidated Statements of Operations

For the years ended May 31, 2019 and 2018

	2019	2018
REVENUE	$72,654	$1,520
COST OF REVENUE	24,597	336
Gross profit	48,057	1,184

OPERATING EXPENSES:
Officer and director compensation	358,842	420,195
General and administrative	84,227	19,287
Impairment of intangible assets	178,137
Professional fees and contract services	383,392	294,007
Total operating expenses	1,004,598	733,489

NET LOSS FROM OPERATIONS	(956,541)	(732,305)

Allocation of (gain) loss attributable to non-controlling interest	(5,730)	27,492
NET LOSS ATTRIBUTABLE TO MJ HARVEST, INC.	$(962,271)	$(704,813)

NET LOSS PER COMMON SHARE - Basic and diluted	$(0.053)	$(0.047)

WEIGHTED AVERAGE NUMBER OF COMMON
SHARES OUTSTANDING - Basic and diluted	18,078,635	15,032,616

The accompanying notes are an integral part of these consolidated financial statements.

F-5

MJ HARVEST, INC.

Consolidated Statements of Changes in Stockholders’ Equity (Deficit)

For the years ended May 31, 2019 and 2018

			Additional
	Common Stock		Paid-In	Accumulated	Non-controlling
	Shares	Amount	Capital	Deficit	Interest	Total

BALANCES, May 31, 2017	13,944,339	$1,393	$504,994	$(551,635)	$-	$(45,248)

Stock exchanged for advances from related parties	536,400	54	134,046	-	-	134,100
Share based compensation	2,438,000	244	609,256	-	-	609,500
Acquisition of minority interest in G4	500,000	50	124,950	-	168,137	293,137
Stock issued for cash	180,000	19	44,981	-	-	45,000
Net loss for the year ended May 31, 2018	-	-	-	(704,813)	(27,492)	(732,305)

BALANCES, May 31, 2018	17,598,739	$1,760	$1,418,227	$(1,256,448)	$140,645	$304,184

Acquisition of minority interest in G4	80,000	8	96,367	-	(146,375)	(50,000)
Share based compensation	1,080,000	108	269,892	-	-	270,000
Net income (loss) for the year ended May 31, 2019	-	-	-	(962,271)	5,730	(956,541)

BALANCES, May 31, 2019	18,758,739	$1,876	$1,784,486	$(2,218,719)	$-	$(432,357)

The accompanying notes are an integral part of these consolidated financial statements.

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MJ HARVEST, INC.

Consolidated Statements of Cash Flows

For the years ended May 31, 2019 and 2018

	2019	2018

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(956,541)	$(732,305)
Adjustments to reconcile net loss to net cash
used in operating activities:
Share based compensation	270,000	609,500
Depreciation	4,190	-
Impairment of intangible assets	178,137	-
Deposits for operating expenses	(480)
Changes in operating assets and liabilities:
Accounts receivable	(8,471)	(720)
Inventory	(33,138)	(8,067)
Stock issuable for compensation	127,125
Accounts payable and other current liabilities	247	11,669
NET CASH (USED IN) OPERATING ACTIVITIES	(418,931)	(119,923)

CASH FLOWS FROM INVESTING ACTIVITIES
Cash used in acquisition of G4	(50,000)	(50,000)
Deposits on fixed assets	-	(5,900)
Acquisition of fixed assets	(19,209)	-
NET CASH (USED) IN INVESTING ACTIVITIES	(69,209)	(55,900)

CASH FLOWS FROM FINANCING ACTIVITIES
Stock issued for cash	-	45,000
Proceeds from advances from related parties	498,455	134,100
NET CASH PROVIDED BY FINANCING ACTIVITIES	498,455	179,100

NET CHANGE IN CASH AND CASH EQUIVALENTS	10,315	3,277

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	3,277	-

CASH AND CASH EQUIVALENTS END OF YEAR	$13,592	$3,277

Non cash financing and investing activities:
Stock exchanged for advances to related parties	$-	$134,100
Stock issued for acquisition of G4	$20,000	125,000

The accompanying notes are an integral part of these consolidated financial statements.

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MJ HARVEST, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

The Company develops, acquires, and distributes agricultural and horticultural tools and implements for sale primarily to growers and operators in the hemp and cannabis space. In 2017, the Company acquired a 51% interest in G4 Products LLC, which owns the intellectual property for a manual debudder product line marketed under the Original 420 Brand as the Debudder Bucket Lid and Edge. The Company also organized AgroExports LLC to serve as the international distribution arm for sales of agricultural and horticultural tools and implements, and also created www.procannagro.com for online sales of its products.

In September 2018, the Company filed a Notification of Change with FINRA and OTC Markets to obtain approval of a name change to MJ Harvest, Inc. and a change of trading symbol to MJHI. Following approval of the change by FINRA and OTC Markets, the Company filed amended and restated articles of incorporation with the State of Nevada to reflect the name change with an effective date of September 18, 2018.

On December 7, 2018, the Company acquired the remaining 51% of G4 Products LLC, making it a wholly owned subsidiary. On April 10, 2019, the Company formed AgroExports.CA ULC (“Agro Canada”), a wholly owned Canadian subsidiary in order to facilitate online payments in the Canadian Market. Sales in Canada are currently serviced through a fulfillment center in Toronto.

Basis of Presentation and Consolidation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Company’s fiscal year-end is May 31.

The consolidated financial statements of the Company for the year ended May 31, 2019, include the accounts of the Company and its wholly owned subsidiaries AgroExports LLC (“Agro”), G4 Products LLC (“G4”), and AgroExports.CA ULC. G4 was a 51% owned subsidiary in 2018 and the financial statements for the year ended May 31, 2019 included a non-controlling interest for G4. All intercompany transactions have been eliminated. Subsidiaries are consolidated from the date of acquisition, that being the date on which the Company has the power to govern financial and operating policies of the entities acquired. The financial statements of the subsidiaries are reported for the same reporting period as the parent, using consistent accounting policies in all material respects. Non-controlling interest in the consolidated balance sheets represents the minority members’ proportionate share of equity in G4. Consolidated net income (loss) is allocated to the Company and non-controlling interest (minority stockholder) in proportion to their percentage ownership.

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MJ HARVEST, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES, Continued:

Going Concern

The Company has an accumulated deficit of $2,218,719 which, among other factors, raises substantial doubt about the Company's ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent upon the Company’s ability to generate profitable operations in the future and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due.

In the year ended May 31, 2018, the acquired a 51% interest in certain intangible assets and in the year ended May 31, 2019, the Company acquired the remaining 49% of the intangible assets. The intangible assets serves as a building block for the Company’s efforts to grow revenues. In the year ended 2019, the Company began generating operating revenue but the level of revenue from the current product line is not sufficient to support profitable operations with the current overhead. Additional acquisitions and business opportunities are now under consideration. Management intends to finance operating costs over the next twelve months with advances from directors and/or a private placement or public offering of common stock. The accompanying financial statements do not include any adjustments that might be required should the Company be unable to continue as a going concern.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Share based compensation, impairment of long-lived assets, amortization of intangible assets, and income taxes are subject to estimates. Actual results could differ from those estimates.

Reclassifications

Certain prior period amounts have been reclassified to conform with the current year presentation.

New Accounting Standards

Revenue Recognition: In May 2014, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2014-09 Revenue Recognition, replacing guidance currently codified in Subtopic 605-10 Revenue Recognition-Overall.  The new ASU establishes a new five step principles-based framework in an effort to significantly enhance comparability of revenue recognition practices across entities, industries, jurisdictions, and capital markets.

In August 2015, the FASB issued ASU No. 2015-14 Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date.  ASU No. 2015-14 defers the effective date of ASU No. 2014-09 until annual and interim reporting periods beginning after December 15, 2017. We have performed an assessment of the impact of implementation of ASU No. 2014-09, and concluded it will not change the timing of revenue recognition or amounts of revenue recognized compared to how we recognize revenue under our current policies. ASU No. 2014-09 will require additional disclosures, where applicable, on (i) contracts with customers, (ii) significant judgments and changes in judgments in determining the timing

F-9

MJ HARVEST, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES, Continued:

of satisfaction of performance obligations and the transaction price, and (iii) assets recognized for costs to obtain or fulfill contracts. The Company does not anticipate the disclosure requirements under the ASU to have a material change on how it presents information regarding its revenue streams as compared to existing GAAP. The Company will expand its financial statement disclosures in order to comply with the standard.

Leases: In February 2016, the FASB issued ASU No. 2016-02 Leases (Topic 842). The update modifies the classification criteria and requires lessees to recognize the assets and liabilities on the balance sheet for most leases longer than one year. The update is effective for fiscal years beginning after December 15, 2018, with early adoption permitted. As of May 31, 2019, the Company had no leases and the update is not expected to have a material effect on the financial statements.

Fair Value Measurements

GAAP specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.

Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).

Level 3 - Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable. The Company has no financial instruments subject to fair value measurement on a recurring basis.

Financial Instruments

The carrying amounts of cash and advances from related parties reported on the balance sheets approximate their fair value as of May 31, 2019 and 2018.

Cash and cash equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid investments purchased with an original maturity of three months or less when acquired to be cash equivalents.

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MJ HARVEST, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES, Continued:

Revenue Recognition

Revenues are recognized when control of the promised goods or services are transferred to a customer, in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. The Company recognizes revenue from the sale of products and services in accordance with ASC 606,”Revenue Recognition”. The Company applies the following five steps in order to determine the appropriate amount of revenue to be recognized as it fulfills its obligations under each of its agreements:

·	identify the contract with a customer;
·	identify the performance obligations in the contract;
·	determine the transaction price;
·	allocate the transaction price to performance obligations in the contract; and
·	recognize revenue as the performance obligation is satisfied.

Provision for sales incentives, discounts and returns and allowances, if applicable, are accounted for as reductions of revenue in the period the related sales are recorded. The company had no warranty costs associated with the sales of its products in the periods presented in the accompanying Consolidated Statements of Operations and no provision for warranty expenses has been included.

Inventory

Inventory consists of purchased products and are stated at the lower of cost or market, with cost being determined using the average cost method. Allowances for obsolete inventory are recognized when the inventory is determined to be unsalable through the normal course of business.

Fixed Assets

Fixed assets consist of molds used in the manufacturing process and are recorded at cost. Maintenance, repairs, and minor replacements are expensed as incurred. Gains or losses on disposition or retirement of property and equipment are recognized in operating expenses. Depreciation is computed using the straight-line method over the estimated useful lives of the molds which is five years.

Accounting for Acquisitions

We recognize and measure identifiable assets acquired and liabilities assumed in acquired entities in accordance with ASC 805, Business Combinations. The allocation of the purchase consideration for acquisitions can require extensive use of accounting estimates and judgments to allocate the purchase consideration to the assets acquired and liabilities assumed based on their respective fair values. The excess of the fair value of purchase consideration over the values of the identifiable assets and liabilities is recorded as goodwill. Critical estimates in valuing certain identifiable assets include but are not limited to expected long-term revenues; future expected operating expenses; cost of capital; assumed attrition rates; and discount rates.

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MJ HARVEST, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES, Continued:

Intangible Assets

We account for intangible assets in accordance with ASC 350 ”Intangibles-Goodwill and Other” (“ASC 350”). ASC 350 requires that intangible assets with indefinite lives be tested for impairment annually or on an interim basis if events or circumstances indicate that the fair value of an asset has decreased below its carrying value. Application of the intangible asset impairment test requires judgment, including the identification of intangible assets and determining their fair value. Significant judgments required to estimate the fair value of intangible assets include estimating future cash flows, determining appropriate discount rates and other assumptions. If the evaluation indicates that the carrying amount of an asset may not be recoverable, the potential impairment is measured based on a fair value discounted cash flow model. Changes in estimates and assumptions or the occurrence of one or more confirming events in future periods could cause the actual results or outcomes to materially differ from such estimates and could also affect the determination of fair value and/or goodwill impairment at future reporting dates.

Finite-lived intangible assets are amortized on a straight-line basis over their estimated useful lives. Amortization expense is included as a component of cost of product revenue. As of May 31, 2019, no amortization expense has been recognized.

Income taxes

The Company utilizes the liability method of accounting for income taxes which requires that deferred tax assets and liabilities be recorded to reflect the future tax consequences of temporary differences between the book and tax basis of various assets and liabilities.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Additionally, deferred tax assets are evaluated, and a valuation allowance is established if it is more likely than not that all or a portion of the deferred tax asset will not be realized. There can be no assurance that the Company’s future operations will produce sufficient earnings so that the deferred tax asset can be fully utilized. The Company currently maintains a full valuation allowance against net deferred tax assets.

Net Earnings (Loss) Per Share

Basic earnings (loss) per share is calculated by dividing net income (loss) by the weighted average number of common shares outstanding for the period. Diluted earnings (loss) per share is calculated by dividing net income (loss) by the weighted average number of common shares and dilutive common stock equivalents outstanding. During periods in which the Company incurs losses, common stock equivalents, if any, are not considered, as their effect would be anti-dilutive. During the years ended May 31, 2019 and 2018, the Company had no common stock equivalents outstanding.

Share-Based Payments

The fair value of common shares is determined by the management by considering a number of objective and subjective factors including data from other comparable companies, sales of common shares to unrelated third parties, the fair value of services provided for shares, operating and financial performance, the lack of liquidity of capital stock and general and industry specific economic outlook, among other

F-12

MJ HARVEST, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES, Continued:

factors. The fair value of the underlying common shares will be determined by management until such time as the shares are listed on an established stock exchange, national market system or other quotation system and the trading volume is sufficient to support a determination that an active market exists. The Company recognizes the fair value of goods or services received in share-based payment transactions based upon the fair value of the goods or services received when the fair value of the goods and services is a more reliable measurement of fair value than the equity instruments issued.

NOTE 2 –ACQUISITIONS OF G4

On November 17, 2017, the Company acquired a controlling 51% interest in G4 Products, LLC (“G4”), a newly formed Nevada limited liability company that owned a provisional patent on a device used in stripping buds from plants (the Product) from Original Ventures, Inc. (“Original Ventures”). On December 7, 2018, the Company acquired the remaining 49% interest in G4 from Original Ventures.

The Company paid $175,000 to Original Ventures for the initial 51% contributed interest in G4. The initial purchase price was paid $50,000 in cash and 500,000 in shares of the Company’s common stock with an estimated fair value at $0.25 per share, or $125,000. The sole intangible asset of G4 at the time of the acquisition was a provisional U. S. Patent application. As part of the acquisition transaction, 5,000 units of the Product were also sold to G4 at a cost of $3.00 per unit or $15,000 in the aggregate. Management estimated that the fair value of the intangible asset was $328,137, based upon the value of Original Venture’s non-controlling interest of 49% and the consideration paid by the Company. The inventory was assigned a fair value of $15,000 based upon its cost.

In December 2018, the Company paid an additional $50,000 in cash and 80,000 shares of Company’s common stock with an estimated fair value at $0.25 per share or $20,000. The Company’s common stock is quoted on the Pink Open Market. During the past several years minimal trading activity has taken place, primarily due to the limited number of shares in the public float and the fact that the Company does not currently know if market makers are or would be willing to make a market in the Company’s shares. Accordingly, the Company believes that no active market for the Company’s securities currently exists and estimates the fair value of its common stock based upon the most recent cash sales of shares which occurred at $0.25 per share.

At the time of the second acquisition of the interest in G4, the assets of G4 consisted primarily of the provisional U.S. Patent application and certain other international patent applications.

The G4 acquisition was undertaken because of its strategic fit with the Company’s business plan. Subsequently, the U.S. Patent and Trademark Office (“USPTO”) has issued a notice of allowance and the Company expects that patent issuance is imminent. Once the patents issue, the Company will begin amortizing the cost of the intangible asset over the life of the patent. During the provisional patent period and the patent pending period, the Company will continue to assess the value of the intangible asset and will write off all or a portion of the intangible asset if the valuation determines that the intangible asset has become impaired.

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MJ HARVEST, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 –ACQUISITIONS OF G4, Continued:

The acquisition-related expenses incurred during the year ended May 31, 2018, and during the year ended May 31, 2019 were insignificant and are included in general and administrative expenses in the Company’s consolidated financial position and results of operations.

The acquisition agreement for the initial purchase of 51% of G4 and for the follow-on acquisition of the remaining 49% interest in G4 included certain earnout provisions that are described in Note 4 – Commitments and Contingencies.

NOTE 3 – RELATED PARTY TRANSACTIONS

In addition to the related party transactions discussed in Note 5, during the year ended May 31, 2018, Jerry Cornwell, the Company’s President and a director, paid expenses totaling $1,352 on behalf of the Company. This balance is included in accounts payable in the consolidated financial statements at May 31, 2019 and 2018. As of May 31, 2019, and 2018, there was also a payable to Mr. Cornwell in the amount of $15,696 that is classified as a long-term liability as it is anticipated to be settled with shares of the Company’s common stock.

Prior to June 1, 2017, David Tobias, a majority shareholder and director, paid expenses on behalf of the Company totaling $25,553. During the year ended May 31, 2019, Mr. Tobias advanced $50,000 to the Company for operating expenses. As of May 31, 2019 and 2018, there were advances payable to Mr. Tobias in the amounts of $75,553 and $25,553, respectively, that are classified as long-term liabilities as it is anticipated they will be settled with shares of the Company’s common stock.

During the year ended May 31, 2019, Patrick Bilton, a director and the Company’s Chief Executive Officer, paid expenses on behalf of the Company totaling $47,455 and also advanced $401,000 to the Company for operating expenses. As of May 31, 2019, and 2018, there were payables to Mr. Bilton in the amounts of $448,455 and $ -0-, respectively that are classified as long-term liabilities as it is anticipated they will be settled with shares of the Company’s common stock.

In addition, at May 31, 2019, the Company also had accrued compensation payable in common stock to Mr. Bilton in the amount of $60,000 for services which will be paid with 240,000 shares of the Company’s common stock in the year ended May 31, 2020.

During the year ended May 31, 2019, the Company paid Nexit, Inc., a company wholly owned by Brad Herr, the Company’s Chief Financial Officer, $112,500 and had accrued compensation payable in stock to Nexit in the amount of $15,000 for services which will be paid with 60,000 shares of the Company’s common stock.

NOTE 4 – COMMITMENTS AND CONTINGENCIES

The agreement for the acquisition of G4 from Original Ventures includes earn-out provisions that provide for Original Ventures to “earn-out” additional compensation dependent upon product sales. As of May 31, 2019 and 2018, no earnout compensation was owed by G4 to Original Ventures. The earn-out provision is applicable to sales of G4’s products for calendar years 2018-2020. The earn-out compensation due Original Ventures is based upon a calculation of sales of G4’s products less the Company’s original

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MJ HARVEST, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 – COMMITMENTS AND CONTINGENCIES, Continued:

investment in G4. If any earnout is due to Original Ventures based on sales in calendar years 2019 and 2020, the earnout will be paid in common stock of the Company in accordance with the agreement.

In addition, an earn-out compensation payment of $100,000, payable in shares of the Company’s common stock, will be due Original Ventures upon the issuance of the non-provisional patent to G4. The Company received notice that the US Patent and Trademark Office has allowed the patents on the debudder products and the patents are expected to be issued before the end of September 2019. The issuance of the patents will occur in our fiscal year ending May 31, 2020 and the earnout compensation due on the issuance will be recorded when the patents are issued.

NOTE 5 – SHARE CAPITAL

The authorized capital of the Company consists of 50,000,000 common shares with a par value of $0.0001 per share, and 5,000,000 preferred shares with a par value of $0.0001 per share.

As of May 31, 2019 and 2018, there were 18,758,739 and 17,598,739, respectively, of shares of common stock outstanding and there were no preferred shares issued and outstanding.

During the year ended May 31, 2019, shares of common stock were issued to related and non-related parties for acquisitions, and services. The following table breaks out the issuances by type of transaction and by related and non-related parties:

	Cash		Services		Debt Repayment		Acquisitions		Total
	Shares	Value	Shares	Value	Share	Value	Shares	Value	Shares	Value
Related Parties
Patrick Bilton	-	$ -	560,000	$ 140,000	-	$ -	-	$ -	560,000	$ 140,000
David Tobias	-	-	-	-	-	-	-	-	-	-
Jerry Cornwell	-	-	-	-	-	-	-	-	-	-
Brad Herr	-	-	120,000	30,000	-	-	-	-	120,000	30,000
Total for related Parties	-	$ -	680,000	$ 170,000	-	$ -	-	$ -	680,000	$ 170,000

Unrelated Parties	-	$ -	400,000	$ 100,000	-	$ -	80,000	$ 20,000	480,000	$ 120,000

Aggregate Totals	-	$ -	1,080,000	$ 270,000	-	$ -	80,000	$ 20,000	1,160,000	$ 290,000

In addition, the Company issued 80,000 shares of its common stock with an estimated fair value of $0.25 per share, or $20,000, in connection with its acquisition of G4 (See Note 2). The Company believes that no active market for the Company’s securities currently exists and estimates the fair value of its common stock based upon the most recent cash sales of shares.

The Company also accrued an aggregate of $127,125 of services payable in common stock as of May 31, 2019. This will result in the issuance of 508,500 shares of common stock in the year ending May 31, 2020. Of this amount, $75,000 was payable to related parties. See Note 2.

During the year ended May 31, 2018, shares of common stock were issued to related and non-related parties for cash, services, acquisitions and advances repayment. The following table breaks out the issuances by type of transaction and by related and non-related parties:

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MJ HARVEST, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 – SHARE CAPITAL, Continued:

	Cash		Services		Debt Repayment		Acquisitions		Total
	Shares	Value	Shares	Value	Share	Value	Shares	Value	Shares	Value
Related Parties
Patrick Bilton	-	$ -	1,070,000	$ 267,500	356,400	$ 89,100	-	$ -	1,426,400	$ 356,600
David Tobias	40,000	10,000	220,000	55,000	100,000	25,000	-	-	360,000	$ 90,000
Jerry Cornwell	-	-	220,000	55,000	80,000	20,000	-	-	300,000	$ 75,000
Brad Herr	-	-	60,000	15,000	-	-	-	-	60,000	$ 15,000
Total for related Parties	40,000	$ 10,000	1,570,000	$ 392,500	536,400	$ 134,100	-	$ -	2,146,400	$ 536,600

Unrelated Parties	140,000	35,000	868,000	217,000	-	-	500,000	$ 125,000	1,508,000	377,000

Aggregate Totals	180,000	$ 45,000	2,438,000	$ 609,500	536,400	$ 134,100	500,000	$ 125,000	3,654,400	$ 913,600

In addition, the Company issued 500,000 shares of its common stock with an estimated fair value of $0.25 per share, or $125,000, in connection with its acquisition of G4 (See Note 2), sold 180,000 shares of its common stock for $45,000 cash, and issued 526,400 shares to related parties in exchange for advances payable to them of $134,100. The Company believes that no active market for the Company’s securities currently exists and estimates the fair value of its common stock based upon the most recent cash sales of shares.

Shares issued to non-related parties in the years ended May 31, 2019 and 2018, were issued to non-employee contractors for services rendered during the periods. Share based compensation expense is recognized on non-employee awards on the date granted and based upon management’s estimate of fair value of the securities issued. The Company estimated the fair value of the common stock to be $0.25 per share at the times of issuance. The Company believes that no active market for the Company’s securities currently exists and estimates the fair value of its common stock based upon the most recent cash sales of shares.

NOTE 6 – INCOME TAXES

The Company did not recognize a tax provision or benefit for the years ended May 31, 2019 and 2018 due to ongoing net losses and a valuation allowance. At May 31, 2019, the Company had net deferred tax assets which will not be realized and are fully reserved by valuation allowances.

On December 22, 2017, the United States enacted the Tax Cuts and Jobs Act (the "Act") resulting in significant modifications to existing law. The primary impact of the Act in fiscal year 2018 is a reduction of the federal statutory tax rate from 35% to the weighted average rate of 29%, based upon a 35% effective rate for the first seven months of the Company’s fiscal year, and 21% for last five months of the Company’s fiscal year 2018, consistent with Internal Revenue Code Section 15. The final impact of the Act may differ due to and among other things, changes in interpretations, assumptions made, the issuance of additional guidance, and actions the Company may take as a result of the Act. The Company’s net deferred tax asset was reduced by approximately $208,000 during the year ended May 31, 2018, which consisted primarily of the re-measurement of federal deferred tax assets and liabilities from the previous rate of 35% to the newly enacted rate of 21%.

The components of the Company’s net deferred tax assets at May 31 are as follows:

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MJ HARVEST, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 – INCOME TAXES, Continued:

	2019	2018
Net operating loss carryforward	$428,522	$263,854
Intangible asset	37,409	—
Total deferred tax assets	465,931	263,854
Valuation allowance	(465,931)	(263,854)
Net deferred tax assets	$—	$—

During the years ended May 31, 2019 and 2018, the Company had approximately $2,218,000 and $1,256,000 of Federal net operating losses available to carryforward, respectively. These net operating losses will expire in various amounts from 2035 through 2038, with the exception of approximately $800,000, which do not expire but future usage of which is limited to 80% of taxable income in the year of usage.

The reconciliation of the federal income tax rate and the Company’s tax provision (benefit) is as follows:

	2019		2018
Provision (benefit) computed using the statutory rate	$(202,077)	(21)%	$(204,396)	(29)%
Impact of change in statutory tax rate	-	0%	133,264	20%
Change in valuation allowance	202,077	21%	71,132	9%
Total income tax provision (benefit)	$-	0%	$-	0%

The Company has analyzed its filing positions in all jurisdictions where it is required to file income tax returns and found no positions that would require a liability for uncertain income tax benefits to be recognized. The Company is subject to possible tax examinations for the fiscal years 2014 through 2018. Prior year tax attributes could be adjusted by taxing authorities. If applicable, the Company will deduct interest and penalties as interest expense on the financial statements.

NOTE 7 – NON-CONTROLLING INTEREST

In the year ended May 31, 2018, the Company acquired a 51% interest in G4 Products LLC. The Company recognized the 49% non-controlling interest in the ownership of G4 as of the date of the acquisition. The non-controlling interest was reduced by $27492 during the year ended May 31, 2018 representing its share of the losses incurred that were attributable to the minority interest.

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MJ HARVEST, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 – NON-CONTROLLING INTEREST, Continued:

In December 2018, the Company acquired the remaining 49% interest in G4 for aggregate consideration of $70,000 (see Note 2). During the year ended May 31, 2019, the non-controlling interest earned $5,730 of net income prior to the Company’s acquisition of the remaining 49%.

As a result of the acquisition, the Company owned 100% of G4. The non-controlling interest equity balance of $146,375 less the consideration paid was eliminated through additional paid-in capital as a result.

NOTE 8 – IMPAIRMENT OF INTANGIBLE ASSETS

The Company performed a year-end impairment analysis of the carrying value of its intangible assets. The analysis was triggered by the acquisition of the non-controlling interest during the year ended May 31, 2019 and the lower than expected revenues generated from sales of its products during the year. The analysis included an evaluation of expected future revenues and earnings from the intangible assets and determined that a reasonable value for the intangible assets was $150,000 at May 31, 2019, and as a result recording an impairment loss of $178,137 for the year ended May 31, 2017.

Based on future earning potential from the intangible assets, the length of time remaining on the patents, and the historical sales of the product to date, management believes that the recorded value of the intangible assets totaling $150,000 is reasonable. The Company received notice of allowance for the patents and the patents are expected to issue sometime in the Fall 2019. The Company will continue to evaluate the intangible assets for additional impairments as appropriate in future periods.

NOTE 9 – REVENUE

The Company product revenue is generated exclusively though sales of its debudder products. The Company’s customers, to which trade credit terms are extended, consist of foreign and domestic companies.  Domestic sales for the fiscal year were $39,061.  Sales to foreign customers for the fiscal year were $33,593.

Shipments to two customers during the year ended May 31, 2019 totalled to $58,307 or 80% of sales in that year. As of May 31, 2019, there were $3,234 of accounts receivable from these customers.

NOTE 10 – SUBSEQUENT EVENTS

The Company has evaluated all events subsequent to the end of the Company’s reporting period up through the release date of these financial statements (August 30, 2019), and determined that no other events, recognized or unrecognized require disclosure in the basic financial statements. In July 2019, the Company received notice from the United State Patent and Trademark Office that its patent applications relating the debudder products had been allowed. The Company expects the patents to be issued before

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MJ HARVEST, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 – SUBSEQUENT EVENTS, Continued:

the end of September 2019, and the issuance will trigger an earnout distribution of $100,000, payable in the Company’s common stock, to the inventor pursuant to the agreement for the acquisition of G4. The Company has also entered into a verbal commitment to pursue development of a hemp clone farm in Florida as soon as the State of Florida approves the regulatory provisions governing hemp cultivation. Florida has drafted the regulations, solicited comment, and is expected to approve the regulatory framework later this fall. Upon approval, the Company intends to formalize its relationship with the landowner for development of the hemp cloning operation and commence the operation as soon as possible. The Company continues to actively seek new product distribution arrangements with third parties and is in the process of formalizing agreements with several product companies that will expand the Company’s product portfolio in the fiscal year ending May 31, 2020.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We will pay all expenses in connection with the registration and sale of the common stock by the Selling Shareholders, who may be deemed to be underwriters in connection with their offering of shares. The estimated expenses of issuance and distribution are set forth below:

Registration Fees (Estimated)	100
Transfer Agent Fees (Estimated)	2,900
Costs of Printing and Engraving (Estimated)	2,000
Legal Fees (Estimated)	20,000
Accounting and Audit Fees (Estimated)	15,000
Total	$40,000

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Article 5 of our Articles of Incorporation provides that, to the fullest extent permitted by law, no director or officer shall be personally liable to the corporation or its shareholders for damages for breach of any duty owed to the corporation or its shareholders.

Article 6 of our Articles of Incorporation provides that, to the fullest extent permitted by the General Corporation Law of the State of Nevada we will indemnify our officers and directors from and against any and all expenses, liabilities, or other matters.

Article VIII of our Bylaws further addresses indemnification of our directors and officers and allows us to indemnify our directors in the event they meet certain criteria in terms of acting in good faith and in an official capacity within the scope of their duties, when such conduct leads them to be involved in a legal action.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

RECENT SALES OF UNREGISTERED SECURITIES

Common Stock Sales

On December 22, 2017, we sold an aggregate of 100,000 shares of our common stock to one unrelated investor for an aggregate of $25,000, or $0.25 per share. The issuance was made in reliance on Section 4(a)(2) of the Securities Act of 1933, as amended. To make this determination we relied on the representations of the purchaser contained in the securities purchase agreement signed by the purchaser, which indicated the purchaser was knowledgeable about our management and our operations, was a sophisticated investor, and understood the purchase was part of a private placement.

On May 31, 2018, we sold an aggregate of 80,000 shares of our common stock to one unrelated investor for an aggregate of $20,000, or $0.25 per share. The issuance was made in reliance on Section 4(a)(2) of the Securities Act of 1933, as amended. One investor was a director and the other was our legal counsel, and both indicated that they were knowledgeable about our management and our operations, were sophisticated investors, and understood the purchase was part of a private placement.

Common Stock Issued for Services

On July 11, 2019, we granted 329,668 shares of common stock to five consultants and three directors for services performed. The issuance was made in reliance on Section 4(a)(2) of the Securities Act of 1933, as amended. To make that determination we relied on the representations of the consultant purchasers contained in their consulting agreements and the fact the consultants, although not employed by the Company, was familiar with the company, its operations and its management. The directors were related parties with full knowledge of our operations.

On February 23, 2019, we granted 132,000 shares of common stock to a consultant for services performed. The issuance was made in reliance on Section 4(a)(2) of the Securities Act of 1933, as amended. To make that determination we relied on the representations of the purchaser contained in the consulting agreement signed by the purchaser and the fact the consultant, although not employed by the Company, was familiar with the company, its operations and its management.

On February 5, 2019, we granted an aggregate of 679,000 shares of common stock to four consultants for services performed. The issuance was made in reliance on Section 4(a)(2) of the Securities Act of 1933, as amended. To make that determination we relied on the representations of the purchasers contained in the consulting agreements signed by the purchasers and the fact the consultants, although not employed by the Company, were familiar with the company, its operations and its management.

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On October 26, 2018, we granted 150,000 shares of common stock to a consultant for services performed. The issuance was made in reliance on Section 4(a)(2) of the Securities Act of 1933, as amended. To make that determination we relied on the representations of the purchaser contained in the consulting agreement signed by the purchaser and the fact the consultant, although not employed by the Company, was familiar with the company, its operations and its management.

On July 18, 2018, we granted an aggregate of 119,000 shares of common stock to three consultants for services performed. The issuance was made in reliance on Section 4(a)(2) of the Securities Act of 1933, as amended. To make that determination we relied on the representations of the purchasers contained in the consulting agreements signed by the purchasers and the fact the consultants, although not employed by the Company, were familiar with the company, its operations and its management.

On May 31, 2018, we granted an aggregate of 460,000 shares of common stock to four consultants for services performed. The issuance was made in reliance on Section 4(a)(2) of the Securities Act of 1933, as amended. To make that determination we relied on the representations of the purchasers contained in the consulting agreements signed by the purchasers and the fact the consultants, although not employed by the Company, were familiar with the company, its operations and its management.

On April 18, 2018, we granted an aggregate of 119,000 shares of common stock to three consultants for services performed. The issuance was made in reliance on Section 4(a)(2) of the Securities Act of 1933, as amended. To make that determination we relied on the representations of the purchasers contained in the consulting agreements signed by the purchasers and the fact the consultants, although not employed by the Company, were familiar with the company, its operations and its management.

On January 15, 2018, we granted an aggregate of 1,800,000 shares of common stock to six consultants for services performed. The issuance was made in reliance on Section 4(a)(2) of the Securities Act of 1933, as amended. To make that determination we relied on the representations of the purchasers and the fact the consultants, although not employed by the Company, were familiar with the company, its operations and its management.

On December 22, 2017, we granted an aggregate of 59,000 shares of common stock to two consultants for services performed. The issuance was made in reliance on Section 4(a)(2) of the Securities Act of 1933, as amended. To make that determination we relied on the representations of the purchasers contained in the consulting agreements signed by the purchasers and the fact the consultants, although not employed by the Company, were familiar with the company, its operations and its management.

Common Stock Issued for Amounts Owed

On May 31, 2018, we granted 256,400 shares of common stock to one officer/director as repayment for operating capital advanced in connection with company business. The issuance was made in reliance on Section 4(a)(2) of the Securities Act of 1933, as amended. To make that determination we relied on the representations of the purchasers and the fact the consultants, while not employed by the Company, were familiar with the company, its operations and its management.

On January 15, 2018, we granted an aggregate of 280,000 shares of common stock to three individuals as repayment for travel and hotel expenses and advances made for acquisition capital in connection with company business. The issuance was made in reliance on Section 4(a)(2) of the Securities Act of 1933, as amended. To make that determination we relied on the representations of the purchasers and the fact the consultants, while not employed by the Company, were familiar with the company, its operations and its management.

Common Stock Issued for Acquisition

On December 7, 2018, we issued a total of 80,000 shares of common stock to one company for an acquisition of the 49% minority interest held by that company in our consolidated subsidiary G4 Products LLC. Following this acquisition, G4 Products LLC became a wholly owned subsidiary of the Company. The total fair value of the common stock was $20,000 based on an estimate of the fair value of our stock at the Closing Date ($0.25 per share). The issuance was made in reliance on Section 4(a)(2) of the Securities Act of 1933, as amended. To make this determination we relied on the representations of the purchaser contained in the Stock Purchase Agreement by and between MJ HARVEST, INC. and Original Ventures, Inc., signed by a duly authorized officer of the seller, which indicated the purchasers were knowledgeable about our management and operations.

On November 17, 2017, we issued a total of 500,000 shares of common stock to one company pursuant to the closing of an acquisition of the 51% of G4 Products LLC. The total fair value of the common stock was $125,000 based on an estimate of the fair value of our stock at the Closing Date ($0.25 per share). The issuance was made in reliance on Section 4(a)(2) of the Securities Act of 1933, as amended. To make this determination we relied on the representations of the purchaser contained in the Stock Purchase Agreement by and between MJ Harvest, Inc. and Original Ventures, Inc., signed by a duly authorized officer of the seller, which indicated the purchasers were knowledgeable about our management and operations.

The issuance of the securities under this section were all made in reliance on the exemption provided by Section 4(a)(2) of the Securities Act of 1933, as amended. The exemption was available since each issuance was to a limited number of persons and did not involve any public offering.

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EXHIBITS

3.1*	Articles of Incorporation of MJ Harvest, Inc.

3.2*	Bylaws of MJ Harvest, Inc.

5.1*	Legal Opinion of Legal Counsel

10.1*	Independent Contractor Agreement with Patrick Bilton effective January 1, 2019

10.2*	Independent Contractor Agreement with Brad Herr effective January 1, 2019

10.3*	Securities Purchase Agreement by and between MJ Harvest, Inc. (fka EM Energy, Inc). and Original Ventures, Inc. dated November 7, 2017

10.4*	Securities Purchase Agreement by and between MJ Harvest, Inc. and Original Ventures, Inc. dated December 7, 2018

21.1*	Subsidiaries of Registrant

23.1*	Consent of DeCoria Maichel & Teague, P.S.

23.2	Consent of Legal Counsel (included in Exhibit 5.1)

*        Included herewith.

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Undertakings

A.      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

B.       The undersigned registrant hereby undertakes:

(1)                           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)                           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b)                                 To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section 230.424(b) of Regulation S-K) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)                             To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)                            That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                             To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, in the locations indicated.

MJ HARVEST, INC.

/s/ Patrick Bilton 10/02/2019

By: Patrick Bilton Date

Its: Chief Executive Officer (Principal Executive Officer), Secretary and Director

Signed at __West Palm Beach, Florida________________________________________

/s/ Brad E. Herr 10/02/2019

 By: Brad E. Herr Date

Its: Chief Financial Officer (Principal Financial Officer)

Signed at Spokane, Washington

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

/s/ Patrick Bilton 10/02/2019

By: Patrick Bilton Date

Its: Chief Executive Officer (Principal Executive Officer), Secretary, and Director

/s/ David Tobias 10/02/2019

 By: David Tobias, Director Date

/s/ Jerry Cornwell 10/02/2019

 By: Jerry Cornwell, President and Director Date

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